Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Rayonier Inc.

Jacksonville, Florida

We have audited the accompanying consolidated balance sheets of Rayonier Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income and comprehensive income and cash flows for each of the three years in the period ended December 31, 2006.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Rayonier Inc. and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statement No. 87, 88, 106 and 132(R) as of December 31, 2006.

/s/ Deloitte & Touche LLP

Certified Public Accountants

Jacksonville, Florida

February 26, 2007 (October 9, 2007 as to Note 23)

RAYONIER INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

For the Years Ended December 31,

(Thousands of dollars, except per share data)

	2006	2005	2004
SALES	$1,229,807	$1,180,708	$1,162,778

Costs and Expenses
Cost of sales	952,743	942,103	937,039
Selling and general expenses	63,445	64,403	59,297
Other operating (income) expense, net	(8,818)	(10,401)	(6,184)

	1,007,370	996,105	990,152
Equity in loss of New Zealand joint venture	(610)	(1,411)	—

OPERATING INCOME BEFORE GAIN ON SALE OF NEW ZEALAND TIMBER ASSETS	221,827	183,192	172,626
Gain on sale of New Zealand timber assets	7,769	36,968	—

OPERATING INCOME	229,596	220,160	172,626
Interest expense	(48,905)	(46,960)	(46,718)
Interest and miscellaneous income, net	9,447	17,647	506

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	190,138	190,847	126,414
Income tax (provision) benefit	(19,055)	16,948	33,649

INCOME FROM CONTINUING OPERATIONS	171,083	207,795	160,063

DISCONTINUED OPERATIONS, NET (Note 7 and 15)
Income (loss) on discontinued operations, net of income tax benefit (expense) of ($3,201), $10,459 and ($196)	5,335	(24,956)	(3,162)

NET INCOME	176,418	182,839	156,901

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized loss on hedged transactions, net of income tax benefit of $230 and $191	—	(410)	(339)
Foreign currency translation adjustment	3,226	(9,705)	11,611
Minimum pension liability adjustment	13,339	16,323	(217)

COMPREHENSIVE INCOME	$192,983	$189,047	$167,956

EARNINGS (LOSS) PER COMMON SHARE
BASIC EARNINGS (LOSS) PER SHARE
Continuing Operations	$2.23	$2.75	$2.15
Discontinued Operations	0.07	(0.33)	(0.04)

Net Income	$2.30	$2.42	$2.11

DILUTED EARNINGS (LOSS) PER SHARE
Continuing Operations	$2.19	$2.68	$2.09
Discontinued Operations	0.07	(0.32)	(0.04)

Net Income	$2.26	$2.36	$2.05

See Notes to Condensed Consolidated Financial Statements.

RAYONIER INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of December 31,

(Dollars in thousands unless otherwise noted)

	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$40,171	$146,227
Accounts receivable, less allowance for doubtful accounts of $560 and $1,158	100,309	88,378
Inventory	75,593	85,545
Other current assets	41,526	33,948
Timber assets held for sale (Note 6)	40,955	—

Total current assets	298,554	354,098

TIMBER, TIMBERLANDS AND LOGGING ROADS, NET OF DEPLETION AND AMORTIZATION	1,127,513	927,019
PROPERTY, PLANT AND EQUIPMENT
Land	25,291	20,896
Buildings	118,348	114,644
Machinery and equipment	1,221,305	1,216,864

Total property, plant and equipment	1,364,944	1,352,404
Less—accumulated depreciation	(1,011,164)	(991,094)

	353,780	361,310

INVESTMENT IN JOINT VENTURE	61,233	81,648
OTHER ASSETS	121,802	114,989

	$1,962,882	$1,839,064

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$73,758	$66,362
Bank loans and current maturities	3,550	3,310
Accrued taxes	16,296	19,634
Accrued payroll and benefits	24,879	23,380
Accrued interest	19,551	1,924
Accrued customer incentives	9,494	9,087
Other current liabilities	35,110	33,951
Current reserves for dispositions and discontinued operations	10,699	12,422

Total current liabilities	193,337	170,070

DEFERRED INCOME TAXES	—	25,217
LONG-TERM DEBT	655,447	555,213
NON-CURRENT RESERVES FOR DISPOSITIONS AND DISCONTINUED OPERATIONS	111,817	127,960
PENSION AND OTHER POSTRETIREMENT BENEFITS (Note 20)	73,303	50,638
OTHER NON-CURRENT LIABILITIES	12,716	18,095
CONTINGENCIES AND COMMITMENTS (Notes 16 and 18)
SHAREHOLDERS’ EQUITY
Common Shares, 120,000,000 shares authorized, 76,879,826 and 76,092,566 shares issued and outstanding	450,636	422,364
Retained earnings	494,272	461,903
Accumulated other comprehensive income/(loss)	(28,646)	7,604

	916,262	891,871

	$1,962,882	$1,839,064

See Notes to Condensed Consolidated Financial Statements.

RAYONIER INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,

(Dollars in thousands, except per share data)

	2006	2005	2004
OPERATING ACTIVITIES
Net income	$176,418	$182,839	$156,901
(Income) loss from discontinued operations	(5,335)	24,956	3,162
Non-cash items included in income:
Depreciation, depletion and amortization	136,495	147,388	146,458
Non-cash cost of real estate sales	12,362	11,845	11,006
Non-cash stock-based incentive compensation expense	12,078	11,686	8,975
Gain on sale of New Zealand timber assets	(7,769)	(36,968)	—
Deferred income tax benefit	(19,300)	(47,592)	(52,463)
Other	1,772	(1,378)	—
(Increase) decrease in accounts receivable	(11,881)	(1,422)	2,069
Decrease (increase) in inventory	2,742	(9,624)	1,775
Increase (decrease) in accounts payable	11,349	(969)	5,668
(Increase) decrease in current timber purchase agreements and other current assets	(5,104)	7,177	8,244
Increase (decrease) in accrued liabilities	6,963	(15,465)	17,190
Increase in other non-current liabilities	1,080	691	2,073
Decrease (increase) in non-current timber purchase agreements and other assets	4,847	(10,322)	(10,933)
Expenditures for dispositions and discontinued operations	(9,789)	(8,697)	(7,801)

CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS	306,928	254,145	292,324

CASH PROVIDED BY OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS	—	7,762	3,104

INVESTING ACTIVITIES
Capital expenditures	(105,462)	(85,261)	(87,670)
Purchase of timberlands	(277,778)	(23,527)	(89,264)
Purchase of real estate	(21,101)	—	—
Proceeds from the sale of NZ timberlands	—	186,771	—
Investment in NZ joint venture	—	(121,930)	—
Proceeds from sale of portion of New Zealand joint venture	21,770	—	—
Proceeds from the sale of other assets	—	13,054	—
Decrease (increase) in restricted cash	1,287	3,297	(2,212)
Other	(3,909)	3,853	—

CASH USED FOR INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	(385,193)	(23,743)	(179,146)

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES FROM DISCONTINUED OPERATIONS	—	39,600	(1,639)

FINANCING ACTIVITIES
Issuance of debt	258,000	150,000	188,000
Repayment of debt	(158,310)	(248,575)	(146,545)
Dividends paid	(143,883)	(129,249)	(111,197)
Issuance of common shares	10,771	15,121	17,743
Excess tax benefits on stock based compensation	4,143	—	—
Payment on forward currency contract	—	(2,506)	—
Repurchase of common shares and cash in lieu of fractional shares	(560)	(356)	—

CASH USED FOR FINANCING ACTIVITIES FROM CONTINUING OPERATIONS	(29,839)	(215,565)	(51,999)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,048	(89)	76

CASH AND CASH EQUIVALENTS
(Decrease) increase in cash and cash equivalents	(106,056)	62,110	62,720
Balance, beginning of year	146,227	84,117	21,397

Balance, end of year	$40,171	$146,227	$84,117

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid (received) during the period:
Interest	$29,647	$48,502	$44,817

Income taxes	$38,956	$29,009	$(579)

Non-cash investing activity:
Capital assets purchased on account	$9,116	$13,029	$—

See Notes to Condensed Consolidated Financial Statements.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands unless otherwise stated)

1.	NATURE OF BUSINESS OPERATIONS

Rayonier is a leading international forest products company primarily engaged in activities associated with timberland management, the sale and development of real estate, and the production and sale of high value specialty cellulose fibers. The Company owns, leases or manages approximately 2.7 million acres of timberland and real estate located in the United States, New Zealand and Australia. Included in this property is over 200,000 acres of high value real estate primarily along the coastal corridor from Savannah, Georgia to Daytona Beach, Florida. The Company also owns and operates two performance fibers mills in the United States. Our corporate strategy is to pursue strategic growth opportunities in our Timber segment, further develop the Real Estate segment, and strengthen our position as a premier worldwide supplier of performance fibers. In addition, the Company manufactures lumber in three sawmills in Georgia and engages in the trading of logs and wood products.

Rayonier operates in four reportable business segments as defined by Statement of Financial Accounting Standard (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131): Timber, Real Estate, Performance Fibers, and Wood Products. See Note 3 — Segment and Geographical Information for additional information.

Effective January 1, 2004, the Company was restructured to qualify as a Real Estate Investment Trust (REIT). The Company is generally not required to pay federal income taxes on its U.S. timber harvest earnings and other REIT operations contingent upon meeting applicable distribution, income, asset, shareholder and other tests. However, the Company is subject to corporate taxes on built-in gains (the excess of fair market value over tax basis at January 1, 2004) on taxable sales of property from the REIT during the first ten years following the election to be taxed as a REIT. The U.S. timber operations are conducted by the Company’s wholly-owned subsidiary, Rayonier Forest Resources, L.P. (RFR). Non-REIT-qualifying and certain foreign operations, which continue to pay corporate-level tax on earnings, are held under Rayonier TRS Holdings Inc. (TRS), a wholly-owned taxable REIT subsidiary of Rayonier Inc. These operations include the Performance Fibers and Wood Products businesses as well as the Real Estate segment’s sale of high value property (referred to as higher and better use (HBU)).

Timber

Rayonier owns, leases, or manages approximately 2.6 million acres of timberlands located in the U.S., New Zealand and Australia. The Company’s Timber segment includes all activities that relate to the harvesting of timber in addition to managing timberlands and selling timber and logs to third parties. In 2006, the Company acquired 228,000 timberland acres in six states which increased its geographic footprint and species mix. The Company believes it is now the fifth largest private timberland owner in the U.S.

Real Estate

Rayonier has invested in timberlands seeking to maximize its total return from a full cycle of ownership, which now includes developing or selling portions of its asset base to capture the appreciated value. An increasing portion of Rayonier’s acreage has become, or is emerging as, more valuable for development, recreational or conservation purposes than for growing of timber. As a result, the Company established TerraPointe LLC in 2005 to expand its focus to include more value added real estate activities such as seeking entitlements and investing in infrastructure improvements directly or in participation with other developers.

Performance Fibers

Rayonier is a manufacturer of high-performance cellulose fibers with two production facilities in Jesup, GA and Fernandina Beach, FL, which have a combined annual capacity of approximately 740,000 metric tons. These fiber products are sold throughout the world to companies that produce a wide variety of products, including foods, pharmaceuticals, textiles, electronics and various industrial applications. Approximately 61 percent of performance fiber sales are to export customers, primarily in Europe, Asia and Latin America.

Cellulose Specialties — Rayonier is a producer of specialty cellulose products, most of which are used in dissolving chemical applications that require a highly purified form of cellulose fiber. The Company concentrates on producing the most high-value, technologically-demanding forms of cellulose specialty products, such as cellulose acetate and high-purity cellulose ethers, and is a leading supplier of these products.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

1.	NATURE OF BUSINESS OPERATIONS (Continued)

Absorbent Materials — Rayonier is a producer of performance fibers for absorbent hygiene products. These fibers are typically referred to as fluff fibers and are used as an absorbent medium in products such as disposable baby diapers, feminine hygiene products, incontinence pads, convalescent bed pads, industrial towels and wipes and non-woven fabrics.

Wood Products

The Company operates and sells dimension lumber products through three lumber manufacturing facilities in the U.S. In 2005, Rayonier sold its medium-density fiberboard (MDF) business located in New Zealand and, as a result, restated prior years to reflect the operating results of MDF as discontinued operations. See Note 7 — Sale of Medium-Density Fiberboard Business (MDF) for additional information.

Other

Rayonier operates log trading businesses in the Northwest U.S., New Zealand and Chile, including exporting logs from New Zealand and Chile. The Company also purchases and trades lumber and wood products in both domestic and export markets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Rayonier and its subsidiaries, in which it has a majority ownership or controlling interest. All intercompany balances and transactions are eliminated. For income tax purposes, the Company files two U.S. federal income tax returns, one for REIT operations and a consolidated filing for TRS operations as well as several state, local, and foreign income tax returns.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. There are risks inherent in estimating and therefore actual results could differ from those estimates.

New Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This Interpretation clarifies the accounting for uncertain tax positions recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. It prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, it provides guidance on derecognition, classification and interest and penalties. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company will adopt FIN 48 in the first quarter of 2007 and is in the process of determining the impact it will have on its financial position, cash flows and results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS 157). This statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement applies to other accounting pronouncements where the FASB requires or permits fair value measurements. Accordingly, this statement does not require any new fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is required to adopt SFAS 157 in the first quarter of 2008 and has not yet determined the effect, if any, the adoption of SFAS 157 will have on its results of operations or financial position.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In September 2006, the FASB issued FASB Staff Position (FSP) No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. This FSP prohibits companies from recognizing planned major maintenance costs under the “accrue-in-advance” method that allowed the accrual of a liability over several reporting periods before the maintenance is performed. FSP AUG AIR-1 is applicable to entities in all industries for fiscal years beginning after December 15, 2006, and must be retrospectively applied. The Company has not yet determined the effect, if any, the adoption of FSP AUG AIR-1 will have on its results of operations or financial position.

The FASB also issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statement Nos. 87, 88, 106 and 132(R) (SFAS 158), in September 2006. This Statement requires recognition of the funded status of a benefit plan in the statement of financial position. The Statement also requires recognition in other comprehensive income of certain gains and losses that arise during the period but are deferred under current pension accounting rules, as well as modifies the timing of reporting. SFAS 158 provides recognition and disclosure elements to be effective for fiscal years ending after December 15, 2006 and measurement elements to be effective for fiscal years ending after December 15, 2008. The Company recognized the funded status of its benefit plans in its Consolidated Balance Sheet as of December 31, 2006. See Note 20 — Employee Benefit Plans for additional information about the impact of SFAS 158 on the Company’s pension and other postretirement plans.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits with maturities at date of acquisition of three months or less.

Inventory

Inventories are valued at the lower of cost or market. The costs of manufactured performance fibers are determined on the first-in, first-out (FIFO) basis. Other products are valued on an average cost basis. Inventory costs include material, labor and manufacturing overhead. Physical counts of inventories are taken at least annually. The need for a provision for estimated losses from obsolete, excess or slow-moving inventories is reviewed periodically.

HBU real estate properties that are expected to be sold within one year are included in inventory, while properties that are expected to be sold after one year are included in “Other assets.”

Equity Method Investments

The Company accounts for its interest in a New Zealand joint venture (JV) under the equity method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. Rayonier does not have a controlling financial interest but exerts significant influence over the JV’s operating and financial policies.

Timber

Costs relating to acquiring, planting and growing of timber including real estate taxes, lease rental payments and site preparation are capitalized. Such accumulated costs attributed to merchantable timber are charged to cost of goods sold at the time the timber is harvested or the timberland is sold, based on the relationship of harvested timber to the estimated volume of currently merchantable timber. Timber is stated at the lower of cost or market value.

Timber Purchase Agreements and Timber-Cutting Contracts

Rayonier purchases timber for use in its Performance Fibers, Wood Products and log trading operations. Timber that will be harvested within one year of the balance sheet date is classified as a current asset with the remainder classified as a non-current asset. Generally, the Company does not have sales contracts that are matched to specific timber purchase agreements; therefore Rayonier evaluates the realizability of timber purchases and timber-cutting contracts based on the estimated aggregate purchase price and harvesting cost of such timber and the sales values to be realized. Losses are recorded in the period that a determination is made that the aggregate costs in a major operating area will not be fully recoverable.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property, Plant, Equipment and Depreciation

Property, plant and equipment additions are recorded at cost, including applicable freight, taxes, interest, construction and installation costs. Pulp mill assets are accounted for using the composite method. Upon ordinary retirement or sale of property, accumulated depreciation is charged with the cost of the property removed and credited with the proceeds of salvage value, with no gain or loss recognized. Gains and losses with respect to any significant or unusual retirements of assets and all other assets not accounted for under the composite method are included in operating income.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

The Company depreciates its assets using units-of-production and straight-line depreciation methods. At its Performance Fibers facilities, the units-of-production method is used for all assets except office, lab, and transportation equipment which are depreciated using the straight-line method over 10 to 15 years. In addition, all of the assets at the Company’s sawmills are depreciated using the straight-line method over 3 to 15 years. Buildings and land improvements are depreciated using the straight-line method over 25 to 35 years and 15 to 25 years, respectively.

In 2006, the Company utilized the accrue-in-advance method within the fiscal year to account for planned annual major maintenance costs during shut down at its two Performance Fibers mills. Effective January 1, 2007, the Company adopted FSP AUG AIR-1, Accounting for Planned Major Maintenance Activities, and began utilizing the deferral method to account for these costs. Routine repair and maintenance costs are expensed as incurred. See also the previous discussion included in the New Accounting Standards section of this footnote regarding FSP AUG AIR-1.

Foreign Currency Translation

The functional currency of the Company’s New Zealand-based operations and its JV investment is the New Zealand dollar. All assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the respective balance sheet dates with the resulting translation gain or loss recorded as a separate component of Accumulated Other Comprehensive Income/(loss), (AOCI), within Shareholders’ Equity.

Financial Instruments

The Company is exposed to various market risks, including changes in interest rates and commodity prices. The Company’s objective is to partially mitigate the economic impact of these market risks. Derivatives are used, as noted below, in accordance with policies and procedures approved by the Finance Committee of the Board of Directors and are managed by a senior executive committee, whose responsibilities include initiating, managing and monitoring resulting exposures. The Company does not enter into such financial instruments for trading or speculative purposes.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133), as amended, requires that all derivative financial instruments such as interest rate swap agreements be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Transactions that provide for the forward purchase or sale of raw materials are not included in the financial statements until physical delivery of the product, as these transactions are done in the normal course of business and qualify for treatment as normal purchases and sales under SFAS 133.

Interest Rate Swap Agreements

Rayonier periodically uses swap agreements to manage exposure to interest rate fluctuations. Such agreements involve the exchange of fixed rate interest payments for floating rate payments over the life of the agreement without the exchange of any underlying principal amounts. Rayonier’s credit exposure is limited to the fair value of the agreements, and the Company enters into agreements only with counterparties having a long-term bond rating of “A” or higher. The Company does not enter into interest rate swap agreements for trading or speculative purposes and matches the terms and contract amounts to existing debt or debt expected to be refinanced. The Company’s interest rate swaps qualify as fair

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

value hedges under SFAS 133 and as such the net effect of the swaps is recorded as interest expense. In addition, the Company marks the interest rate swap agreements to market by recording an asset or liability and a corresponding increase or decrease in its long-term debt.

Commodity Swap Agreements

The Company periodically enters into commodity forward contracts to fix some of its fuel oil and natural gas costs at its Performance Fibers mills. The forward contracts partially mitigate the risk of a change in Performance Fibers margins resulting from an increase or decrease in fuel oil and natural gas prices. The Company’s commodity agreements do not qualify for hedge accounting and are marked to market. Gains or losses resulting from the valuation are recorded in “Other operating income, net.”

Fair Value

Rayonier uses the following methods and assumptions in estimating the fair value of its financial instruments:

Cash and cash equivalents — The carrying amount is equal to fair market value.

Debt — The Company’s short-term bank loans and floating rate debt approximate fair value. The fair value of fixed rate long-term debt is based upon quoted market prices for these or similar issues or rates currently available to the Company for debt with similar terms and maturities.

Interest rate swap agreements — The fair value of interest rate swap agreements is based upon the estimated cost to terminate the agreements, taking into account current interest rates. The Company obtains a market valuation of the fair value of the swap.

Commodity swap agreements — The fair value of fuel oil and natural gas swap agreements is based upon the estimated cost to terminate the agreements, taking into account current prices. The Company obtains a market valuation of the fair value of the swap.

Revenue Recognition

The Company generally recognizes revenues when the following criteria are met: (i) persuasive evidence of an agreement exists, (ii) delivery has occurred, (iii) the Company’s price to the buyer is fixed and determinable, and (iv) collectibility is reasonably assured.

Revenue from the sale of timber is recorded when title passes to the buyer. Timber sales in the Southeast U.S. and Northwest U.S. are primarily made on a pay-as-cut basis. These contracts generally require a minimum 15 percent initial payment and title and risk of loss are transferred when the timber is cut.

Real estate sales are recorded when title passes and when full payment or a minimum down payment of 25 percent is received and full collectibility is assured, in compliance with SFAS 66, Accounting for Sales of Real Estate. If a down payment of less than 25 percent is received at closing or if full collectibility is not reasonably assured, the Company records revenue based on the installment method or cost recovery method. The Company follows the same revenue recognition policy when recording intercompany real estate sales from the REIT to the TRS and eliminates these transactions on a consolidated basis.

Revenue from domestic sales of Performance Fibers products is recorded when goods are shipped and title passes. Foreign sales of Performance Fibers products are recorded when the customer or agent receives the goods and title passes.

Lumber sales are recorded when the goods are shipped and title passes.

The Company’s Other segment includes log and wood products trading sales. In the Northwest U.S. and in Chile, all log trading sales are domestic and revenue is recorded when the goods are received by the customer and title passes. In New Zealand, approximately sixty-two percent of the log trading sales are exported. New Zealand domestic sales are recorded when the goods are received by the customer and title passes. Revenue on export sales is recorded when the goods are shipped to the customer and title passes.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue is recognized on domestic wood products trading sales when the product arrives at the contracted destination and title passes. Export wood products trading revenue is recognized when the product is shipped and title passes.

Freight and handling costs

Costs for freight and handling are reported in cost of sales.

Environmental Costs

Rayonier expenses environmental costs related to ongoing businesses resulting from current operations. Expenditures that meaningfully extend the life or increase the efficiency of operating assets are capitalized. The Company expenses environmental obligations related to dispositions or discontinued operations from which no current or future benefit is discernible and accrues its obligation to remediate and monitor environmental liabilities. These obligations are projected for a span of up to approximately 20 years and require significant estimates to determine the proper amount at any point in time. Generally, monitoring expense obligations are fixed once remediation projects are at or near completion. The projected period, from 2007 through 2026, reflects the time in which potential future costs are both estimable and probable and are reviewed annually and adjusted when necessary, based on technological, regulatory or other changes that may affect them. As new information becomes available, the Company will either accrue additional or reverse recorded reserves. Environmental reserves are reflected in current and non-current “Reserves for dispositions and discontinued operations” in the Consolidated Balance Sheet.

Research and Development

Research and development efforts are directed primarily at further developing existing core products and technologies, improving the quality of cellulose fiber grades, absorbent materials and related products, improving manufacturing efficiency, reducing energy needs and developing improved environmental controls. Research activities related to timberland operations include genetic tree improvement programs as well as applied silviculture programs to identify management practices that improve financial returns from timberland assets. Research and development costs are expensed as incurred and aggregated $6 million for both 2006 and 2005 and $7 million in 2004.

Income Taxes

Deferred income taxes are provided using the asset and liability method under the provisions of SFAS 109. Income taxes on foreign operations are provided based upon the statutory tax rates of the applicable foreign country. U.S. income taxes have not been provided on foreign earnings that the Company intends to permanently reinvest overseas.

Stock-Based Employee Compensation

Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value based method under Accounting Principles Board Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees and related Accounting Interpretations thereof, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation. No compensation expense was recognized in the Consolidated Statements of Income and Comprehensive Income for 2005 or 2004 for stock options under APB 25. The Company adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006 using the modified prospective method, which requires stock-based compensation to be accounted for at fair value.

At December 31, 2006, the Company had two stock-based employee compensation plans. The 1994 Rayonier Incentive Stock Plan (the 1994 Plan) provided for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and restricted stock, subject to certain limitations. Effective January 1, 2004, the Company adopted the 2004 Rayonier Incentive Stock and Management Bonus Plan (the 2004 Plan), after shareholder approval was obtained. The 2004 Plan provides for 4.5 million shares to be granted for incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and restricted stock, subject to certain limitations. The Company has issued non-qualified stock options, performance shares and restricted stock under both of the plans. The Company issues new shares of stock upon the exercise of stock options, the granting of restricted stock, and the vesting of performance shares.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

See Note 19 — Incentive Stock Plans for additional information regarding the Company’s stock-based compensation.

Pension and Postretirement Benefits

Rayonier records pension and postretirement net periodic benefit cost in accordance with SFAS No. 87, Employers’ Accounting for Pensions (SFAS 87), and SFAS No. 106(R), Employers’ Accounting for Postretirement Benefits Other Than Pensions (SFAS 106(R)). Several estimates and assumptions are required to record these costs and liabilities, including discount rate, return on assets, salary increases, health care cost trends, and longevity and service lives of employees. Management reviews and updates these assumptions periodically. In the Company’s Consolidated Balance Sheet at December 31, 2005, pension and postretirement assets and liabilities were accounted for in accordance with SFAS 87 and SFAS 106(R). Effective December 31, 2006, in accordance with SFAS 158, the Company recognized the overfunded or underfunded status of its pension and postretirement plans as an asset or liability, respectively, in its Consolidated Balance Sheet while recognizing the resulting changes in the asset and liability, net of tax in Accumulated Other Comprehensive Income/(Loss). See Note 20 —Employee Benefit Plans, for additional information about the Company’s pension and postretirement plans.

Reclassifications

Certain 2005 and 2004 amounts have been reclassified to agree with the current year presentation.

3.	SEGMENT AND GEOGRAPHICAL INFORMATION

Rayonier operates in four reportable business segments as defined by SFAS 131: Timber, Real Estate, Performance Fibers, and Wood Products. Timber sales include all activities that relate to the harvesting of timber. Real Estate sales currently include the sale of all properties, including those designated for HBU. In 2006, the Real Estate segment entered into its first participation agreements with two developers as part of our strategy to move up the real estate value chain. For the first transaction, the Company received and recognized as revenue $10 million in cash at closing and has the option to receive $17.5 million when the property is entitled, or at that time, to convert the balance ($17.5 million) to a participation arrangement where Rayonier would receive a percentage of gross revenue from the sales of home lots. The second transaction was for $28.3 million, of which $22.6 million was received at closing and the remaining $5.7 million will be earned when the purchaser builds and sells homes to third parties. In the future, the real estate segment may also include revenue generated from properties with entitlements and infrastructure improvements. The assets of the Real Estate segment include HBU property held by the Company’s real estate subsidiary, TerraPointe LLC, and parcels under contract previously in the Timber segment. Allocations of depletion expense and non-cash costs of land sold are recorded when the Real Estate segment sells an asset from the Timber segment. The Performance Fibers segment includes two major product lines, Cellulose Specialties and Absorbent Materials. The Wood Products segment is comprised of the Company’s lumber operations. The Company’s remaining operations include purchasing, harvesting and selling timber acquired from third parties (log trading) and trading wood products. As permitted by SFAS 131, these operations are combined and reported in an “Other” category. Sales between operating segments are made based on fair market value and intercompany profit or loss is eliminated in consolidation. The Company evaluates financial performance based on the operating income of the segments.

Operating income/(loss) as presented in the Consolidated Statements of Income and Comprehensive Income, is equal to segment income/(loss). Certain income/(loss) items in the Consolidated Statements of Income and Comprehensive Income are not allocated to segments. These items, which include gains/(losses) from asset dispositions, interest, miscellaneous income/(expense) and income tax (expense)/benefit, are not considered by Company management to be part of segment operations.

In 2005, the Company entered into a joint venture (JV) with RREEF Infrastructure, the global infrastructure investing arm of Deutsche Asset Management. The Company’s initial investment in the JV represented a 49.7 percent equity interest. In 2006, the Company reduced its investment in the JV from 49.7 percent to 40 percent. In addition to having an equity investment, the Company provides timberland management services to the JV, for which it receives a fee. The Company’s investment in the JV is included in the Timber segment. See Note 5 — Joint Venture Investment for additional information on the JV.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

3.	SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

In August 2005, the Company sold its MDF business and the operations are shown as discontinued operations. These operations were previously included in the Wood Products segment, which was restated to exclude the operations and assets of MDF for all periods presented.

In 2006, a group of customers under common control represented approximately 11 percent of the Company’s consolidated sales. In 2005, no single customer or group of customers under common control represented 10 percent or more of the Company’s consolidated sales. In 2004, a group of customers under common control represented approximately 11 percent of the Company’s consolidated sales.

Segment information for each of the three years ended December 31, 2006, follows (in millions of dollars):

	Sales
	2006	2005	2004
Timber	$207	$208	$186
Real Estate	112	86	96
Performance Fibers	672	628	582
Wood Products	111	137	126
Other	128	123	174
Corporate and eliminations	—	(1)	(1)

Total	$1,230	$1,181	$1,163

	Operating Income/ (Loss)
	2006	2005	2004
Timber	$90	$87	$72
Real Estate *	89	64	75
Performance Fibers	80	53	47
Wood Products	(3)	16	13
Other	1	1	6
Corporate and eliminations **	(27)	(1)	(40)

Total	$230	$220	$173

*	Operating income includes a charge for the non-cash cost of real estate sold of $12 million, $12 million and $11 million in 2006, 2005 and 2004, respectively.
**	Corporate and eliminations includes a $7.8 million gain on sale of a partial interest in the New Zealand JV in 2006 and a $37.0 million gain on sale of New Zealand timberlands to the JV in 2005.

	Gross Capital Expenditures
	2006	2005	2004
Timber *	$309	$58	$124
Real Estate	21	—	—
Performance Fibers	69	45	47
Wood Products	6	5	5
Other	1	1	1

Total	$406	$109	$177

*	Timber gross capital expenditures include strategic acquisitions of $278 million, $24 million and $89 million in 2006, 2005 and 2004, respectively.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

3.	SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

	Depreciation, Depletion and Amortization
	2006	2005	2004
Timber	$53	$61	$56
Real Estate	2	4	4
Performance Fibers	73	75	77
Wood Products	7	7	8
Other	—	—	1
Corporate	1	—	—

Total	$136	$147	$146

	Identifiable Assets
	2006	2005
Timber *	$1,255	$1,033
Real Estate	54	30
Performance Fibers	474	460
Wood Products	35	40
Other	29	35
Corporate / Discontinued Operations	116	241

Total	$1,963	$1,839

*	Timber assets as of December 31, 2006 and 2005 include $61 million and $82 million, respectively, for the Company’s equity method investment in the New Zealand JV.

Product Line Information

Sales by product line for each of the three years ended December 31, 2006, were as follows (in millions of dollars):

	Year Ended December 31,
	2006	2005	2004
Timber	$207	$208	$186
Real Estate
Rural	40	42	25
Development	72	42	67
Other	—	2	4

Total Real Estate	112	86	96

Performance Fibers
Cellulose Specialties	499	449	419
Absorbent Materials	173	179	163

Total Performance Fibers	672	628	582

Wood Products	111	137	126
Other	128	123	174
Intersegment Eliminations	—	(1)	(1)

Total Sales	$1,230	$1,181	$1,163

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

3.	SEGMENT AND GEOGRAPHICAL INFORMATION (Continued)

Geographical Operating Information

Information by geographical operating area for each of the three years ended December 31, 2006, was as follows (in millions of dollars):

	Sales			Operating Income/(Loss)			Identifiable Assets
	2006	2005	2004	2006	2005	2004	2006	2005
United States	$1,182	$1,122	$1,087	$231	$219	$168	$1,863	$1,731
New Zealand	32	49	50	(1)	1	5	91	97
All Other	16	10	26	—	—	—	9	11

Total	$1,230	$1,181	$1,163	$230	$220	$173	$1,963	$1,839

Rayonier’s sales by destination for each of the three years ended December 31, 2006, were as follows (in millions of dollars):

	Sales by Destination
	2006	%	2005	%	2004	%
United States	$777	63	$739	63	$736	63
Europe	167	14	161	14	134	11
Japan	88	7	72	6	80	7
China	79	6	61	5	66	6
Other Asia	37	3	52	4	54	5
Latin America	30	2	37	3	31	3
Canada	21	2	20	2	20	2
New Zealand	19	2	30	2	30	2
All other	12	1	9	1	12	1

Total Sales	$1,230	100	$1,181	100	$1,163	100

The majority of sales to foreign countries are denominated in U.S. dollars.

4.	FINANCIAL INSTRUMENTS

Foreign Currency Forward Contracts

The Company had no outstanding foreign currency contracts or settlements of foreign currency contracts during 2006.

The qualifying earnings of Rayonier International Financial Services Limited (RIFSL), a wholly owned subsidiary of TRS, were repatriated on August 12, 2005 and October 5, 2005. RIFSL received a $227.8 million New Zealand dollar (NZD) payment on intercompany notes denominated in New Zealand dollars on October 3, 2005. On August 1, 2005, the Company began recording the impact of the fluctuations in the New Zealand dollar in its Consolidated Statements of Income and Comprehensive Income, since Rayonier New Zealand Limited (RNZ), a wholly-owned subsidiary of Rayonier Inc., intended to repay the intercompany notes. Prior to the settlement of these notes, the Company recorded a $2.4 million gain from revaluing the intercompany notes to the September 30, 2005 NZD/USD foreign exchange rate in “Interest and miscellaneous income, net.” In order to minimize the economic exposure from exchange rates, RIFSL entered into a foreign currency forward to hedge the conversion of New Zealand dollars to U.S. dollars. The contract matured on October 3, 2005 and the Company recorded a loss of $2.5 million on this forward currency contract.

In the Company’s Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2005 and 2004, gains of approximately $0.8 million and $1.7 million, respectively, were recorded on foreign currency contracts primarily reflecting realized gains on matured contracts, plus the time value changes for outstanding contracts. In 2005 and

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

4.	FINANCIAL INSTRUMENTS (Continued)

2004, the gains and losses representing the change in the forward contracts’ time value, which are excluded for purposes of measuring the contracts’ effectiveness, were insignificant and recorded in earnings over the life of the contracts. The gains and losses resulting from these foreign currency contracts are presented in the net losses from the discontinued operations of MDF in the Company’s Consolidated Statement of Income and Comprehensive Income. See Note 7 — Sale of Medium-Density Fiberboard Business (MDF).

At December 31, 2005, the Company had no outstanding New Zealand foreign currency contracts. The largest amount of foreign currency forward contracts outstanding during 2005 totaled $7.5 million.

Interest Rate Swap Agreements

RFR entered into an interest rate swap on $40 million of 8.288 percent fixed rate notes payable which settles every June 30 and December 31 and matures on December 31, 2007. The swap converts interest payments from the fixed rate to a six month LIBOR plus 4.99 percent rate and qualifies as a fair value hedge under SFAS 133. As such, the net effect from the interest rate swap is recorded as interest expense. The swap increased the Company’s interest expense by $0.8 million and $0.1 million during 2006 and 2005, respectively. The swap reduced the Company’s interest expense by $0.7 million for the year ended December 31, 2004. Based upon current interest rates for similar transactions, the fair value of the interest rate swap agreement at December 31, 2006 and 2005 resulted in a liability of approximately $0.8 million and $1.2 million, respectively, with corresponding decreases in debt.

In addition, RFR entered into an interest rate swap on $50 million of 8.288 percent fixed rate notes payable which also settles every June 30 and December 31 and matures on December 31, 2007. The swap converts interest payments from the fixed rate to a six month LIBOR plus 4.7825 percent rate and qualifies as a fair value hedge under SFAS 133. As such, the net effect of the interest rate swap is recorded in interest expense. The swap increased the Company’s interest expense by $0.9 million for the year ended December 31, 2006. The swap reduced the Company’s interest expense by $0.1 million and $0.6 million for the years ending December 31, 2005 and 2004, respectively. Based upon current interest rates for similar transactions, the fair value of the interest rate swap agreement at December 31, 2006 and 2005 resulted in liabilities of approximately $0.9 million and $1.3 million, respectively with corresponding decreases in debt.

Commodity Swap Agreements

During the years ended December 31, 2006, 2005 and 2004, the Company realized gains of $1.1 million, $3.1 million and $0.5 million, respectively, on fuel oil forward contracts that matured. The mark-to-market valuation on outstanding fuel oil forward contracts at December 31, 2006 and 2005 resulted in a liability of $0.4 million and an asset of $0.8 million, respectively. The mark-to-market adjustments are recorded in “Other operating income/expense.”

During the years ended December 31, 2006, 2005 and 2004, the Company realized a loss of $0.7 million and gains of $0.8 million and $0.1 million, respectively, on natural gas forward contracts that matured. The mark-to-market valuation on outstanding natural gas forward contracts at December 31, 2006 and 2005 resulted in a liability of $0.1 million and an asset of $0.3 million, respectively. The mark-to-market adjustments are recorded in “Other operating income/expense.”

Fair Value of Financial Instruments

At December 31, 2006 and 2005, the estimated fair values of Rayonier’s financial instruments were as follows:

	2006		2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Asset (liability)
Cash and cash equivalents	$40,171	$40,171	$146,227	$146,227
Long-term debt	$(655,447)	$(696,170)	$(555,213)	$(602,217)
Interest rate swap agreements	$(1,773)	$(1,773)	$(2,557)	$(2,557)
Commodity swap agreements	$(483)	$(483)	$1,037	$1,037

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

5.	JOINT VENTURE INVESTMENT

In 2005, the Company entered into a joint venture (JV) arrangement with RREEF Infrastructure, the global infrastructure investing arm of Deutsche Asset Management (RREEF), under which the JV purchased approximately 354,000 acres of New Zealand timberlands. The JV used investor capital of approximately $245 million and secured bank debt of approximately $260 million to purchase RNZ’s forests consisting of 118,000 acres for approximately $187 million and 236,000 acres of New Zealand forests and related businesses from Carter Holt Harvey (CHH), an Australasian forest products company, for approximately $301 million. The Company’s initial investment represented a 49.7 percent equity interest in the JV. In addition to having an equity investment, RNZ provides timberland management services to the JV, for which it receives a fee. The sale of RNZ’s forests in 2005 resulted in $65 million in cash proceeds, net of the Company’s investment in the JV, and a $73 million gain, of which $37 million was recognized (based on the proportion of non-Rayonier (outside) interests in the JV on the date of sale) and the remaining $36 million was deferred.

On June 30, 2006, the Company reduced its investment in the JV from 49.7 percent to 40 percent. AMP Capital Investors Limited, a subsidiary of the Australasian corporation AMP Limited, purchased a total interest in the JV of 35 percent, of which 9.7 percent was from RNZ and the remainder from RREEF. The Company received approximately $21.8 million in cash proceeds and recorded an after-tax gain of $6.5 million or $0.08 per common share. The total after-tax gain includes approximately $4.9 million of previously deferred gain from RNZ’s October 3, 2005 timberland sale to the JV.

Rayonier’s investment in the JV is accounted for using the equity method of accounting. Income from the JV is reported in the Timber segment as operating income since the Company manages the forests and its JV interest is an extension of RNZ’s operations. The JV is subject to New Zealand income taxes; however, its timber harvest operations are within the REIT, and therefore the Company generally is not required to pay U.S. federal income taxes on its equity investment income.

A portion of Rayonier’s equity method investment is recorded at historical cost which generates a difference between the book value of the Company’s investment and its proportionate share of the JV’s net assets. The difference represents the Company’s unrecognized gain from RNZ’s sale of timberlands to the JV. The deferred gain will be recognized on a straight-line basis over the estimated number of years the JV expects to harvest from the timberlands.

A rollforward of the Company’s investment in the JV for the year ended December 31, 2006 and from inception on October 3, 2005 through December 31, 2005 follows (in millions):

	December 31, 2006	December 31, 2005
Balance at beginning of period	$81.7	$85.3
Equity in loss of JV	(0.6)	(1.4)
Foreign exchange translation gain (loss)/other	0.2	(0.5)
Interest income*	(6.2)	(1.7)
Partial sale of investment	(13.9)	—

Balance at end of period	$61.2	$81.7

*

The Company records interest income as equity in earnings of the JV with the offset as current interest receivable. The interest receivable as of December 31, 2006 and December 31, 2005 was $1.1 million and $1.7 million, respectively.

Summarized financial information for the JV for the year ended December 31, 2006 and from inception through December 31, 2005, and at December 31, 2006 and 2005 is as follows (in millions):

	Twelve months ended December 31, 2006	Three months ended December 31, 2005
Sales	$140.4	$21.7
Operating income/(loss)	$7.3	$(2.1)
Pretax loss from operations	$(26.6)	$(10.4)
Net loss*	$(17.8)	$(6.9)

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

5.	JOINT VENTURE INVESTMENT (Continued)

	December 31, 2006	December 31, 2005**
Current assets	$27.1	$17.6
Timber and timberlands	452.3	463.7
Goodwill	38.7	37.4

Total assets	$518.1	$518.7

Current liabilities	$24.2	$14.9
Noncurrent liabilities	305.5	304.4
Partners’ debt and capital	188.4	199.4

Total liabilities and equity	$518.1	$518.7

*

The Company’s equity interest in the JV’s net losses during the twelve months ended December 31, 2006 and three months ended December 31, 2005 of $7.9 million and $3.4 million, respectively, excludes interest of $6.2 million and $1.7 million, respectively, on debt owed to partners and includes $1.1 million and $0.3 million of deferred gain amortization, respectively.

**	The summarized financial information at December 31, 2005 reflects the final purchase price allocation.

6.	TIMBERLAND ACQUISITIONS

During the fourth quarter of 2006, Rayonier acquired approximately 228,000 acres of timberland located in six states for $272 million. The largest single block of timberland (75,000 acres), located in New York, contains high-value hardwoods and is located close to strong hardwood and veneer markets in the U.S. and Canada. The remaining timberlands, which include timber deeds and leases, are in five Southern states with well-established saw timber and pulpwood markets: Texas, Oklahoma, Arkansas, Alabama and Louisiana. The Southern properties acquired are stocked primarily with loblolly pine. The Company accounted for the acquisitions as asset purchases.

As of December 31, 2006, approximately $41 million of timber deeds, leases and easements acquired in 2006 met the criteria to be classified as “held for sale” in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS 144). These held for sale assets are classified as current assets in the Consolidated Balance Sheet and are accounted for at the lower of the carrying amount or estimated fair value less costs to sell. Approximately $6 million of the held for sale assets are under contract to be sold to the State of New York and the Trust for Public Land by mid-year 2007.

7.	SALE OF MEDIUM-DENSITY FIBERBOARD BUSINESS (MDF)

In August 2005, the Company sold its MDF business located in New Zealand to Dongwha Hong Kong International Limited for approximately $40 million. The impairment loss and the sale resulted in an after-tax loss of $24.1 million. The operations of MDF qualify as discontinued operations in accordance with SFAS 144. The operating results of MDF have been segregated from continuing operations in the Consolidated Statements of Income and Comprehensive Income for the years ended December 31, 2005 and 2004 and there were no assets or liabilities associated with the MDF facility included in the Consolidated Balance Sheet at December 31, 2005. The MDF operations and associated assets were previously reported in the Company’s Wood Products segment.

Operating results of the discontinued operation are summarized below:

	Twelve Months Ended December 31,
	2005	2004
Sales	$31,873	$44,218
Operating loss, including impairment loss	$(35,415)	$(2,966)
Impairment loss, net of income tax benefit of $9,136	$(24,102)	$—
Loss from sale of discontinued operations	$(27)	$—
Net loss from discontinued operations	$(24,956)	$(3,162)

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

8.	OTHER ASSETS

The overall net position of the Company’s four pension plans at December 31, 2006 is underfunded; however, three of the Company’s pension plans are overfunded and the resulting pension assets are recorded in Other Assets. Also included are noncurrent deferred income taxes, restricted cash, HBU real estate inventory not expected to be sold within the next 12 months, long-term receivables, manufacturing and maintenance supplies not expected to be utilized within the next 12 months, and other deferred expenses including debt issuance and capitalized software costs.

In order to qualify for like-kind exchange (LKE) treatment, the proceeds from real estate sales must be deposited with a third party intermediary. These proceeds are accounted for as restricted cash until a suitable replacement property is acquired. In the event that the LKE purchases are not completed, the proceeds are returned to the Company and reclassified as available cash after 180 days. As of December 31, 2006 and 2005, the Company had $1.2 million and $2.5 million, respectively, of proceeds from real estate sales classified as restricted cash in Other assets, which were deposited with an LKE intermediary.

Debt issuance costs are capitalized and amortized to interest expense over the term of the debt to which they relate using a method that approximates the interest method and totaled $1.0 million for each of the three years 2006, 2005 and 2004. Software costs are capitalized and amortized over a period not exceeding five years using the straight-line method. Amortization of deferred software costs totaled $1.0 million, $1.0 million, and $1.6 million in 2006, 2005 and 2004, respectively.

9.	INCOME TAXES

The Company is a real estate investment trust (REIT).

General REIT Requirements

As a REIT, if applicable Internal Revenue Code (IRC) requirements are met, only the Company’s taxable REIT subsidiaries are subject to corporate income taxes. However, the Company is subject to corporate income tax on built-in gains (the excess of fair market value over tax basis on property held by the Company upon REIT conversion at January 1, 2004) on taxable sales of such property during the first ten years following the election to be taxed as a REIT. In accordance with SFAS 109, the Company estimated the amount of timberland and other assets that will be sold in taxable transactions within the ten-year built-in gain period and retained deferred tax liabilities for such items. All deferred tax liabilities and assets related to the taxable REIT subsidiaries were also retained.

As a REIT, the Company can be subject to a 100 percent tax on the gain from entering into “prohibited transactions.” The Company believes it did not engage in any prohibited transactions during 2006 and 2005.

Like-Kind Exchanges

Under current law, the built-in gains tax from the sale of REIT property can be eliminated if sales proceeds from relinquished properties are reinvested in similar property within required time periods as required by the Internal Revenue Service (IRS) regarding LKEs, so long as the replacement property is owned at least until expiration of the built-in gain period (ten-year period which began on January 1, 2004). However, this does not restrict the Company’s ability to sell timber on a pay-as-cut basis from such replacement property during the built-in gain period. During 2006, the Company completed LKE transactions for $27.7 million of its timberland real estate sales which resulted in tax benefits of $4.8 million. During 2005, the Company completed LKE transactions for $10.2 million of its timberland real estate sales which resulted in tax benefits of $3.2 million.

Undistributed Foreign Earnings

Prior to March 31, 2004, the Company did not provide for U.S. taxes on all undistributed foreign earnings as it intended to permanently reinvest its undistributed foreign earnings overseas. Following the Company’s conversion to a REIT, this strategy was reevaluated based on a greater likelihood of most future investments being made in U.S. timberlands. Accordingly, during 2004, the Company recognized tax expense on undistributed foreign earnings that it expected to ultimately repatriate. During 2005, the Company repatriated these previously undistributed foreign earnings under the special IRC provisions enacted as part of the American Jobs Creation Act of 2004 and recorded a tax benefit of $25.4 million.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

9.	INCOME TAXES (Continued)

The Company has non-U.S. operations for which it has undistributed foreign earnings it intends to permanently reinvest overseas. Therefore, no U.S. taxes have been provided on these earnings. The Company intends to reinvest all future foreign earnings.

Tax Audits

In the third quarter of 2006, the Company reached a settlement with the IRS regarding disputed issues for its 2000, 2001 and 2002 tax years, resulting in the reversal of $4.9 million of federal tax liabilities and reserves previously established for these years. As a result of the settlement, the Company has a tax refund receivable at year-end of approximately $8.2 million (plus interest).

During 2005, the Company executed settlement agreements with the IRS regarding disputed issues for its 1996, 1997, 1998 and 1999 tax years. These settlements resulted in the reversal of: (i) $11.2 million of federal and state tax reserves related to tax years 1996 and 1997 and (ii) $7.7 million of federal and state tax reserves related to tax years 1998 and 1999.

Also during 2005, the IRS completed its field examination of taxable years 2000, 2001 and 2002. As a result of the completion of the field examination and “agreed” items, the Company reversed a $3.1 million federal tax reserve. The result of the settlement of the disputed items is disclosed above.

The Company has other matters under review by various taxing authorities, including the examination of tax years 2003 and 2004 by the IRS. The Company believes its reported tax positions are technically sound and its tax reserves at December 31, 2006 adequately reflect the probable resolution of these items. Nevertheless, it is reasonably possible that the final resolution of these matters could result in an additional tax liability of up to $12.5 million above established reserves.

Provision for Income Taxes from Continuing Operations

The components of “Income from continuing operations, before income taxes” consist of U.S. income of $179.2 million, $139.1 million and $111.1 million, and foreign income of $10.9 million, $51.7 million and $15.3 million for the years ended December 31, 2006, 2005 and 2004, respectively.

The (provision for)/benefit from income taxes from continuing operations consists of the following:

	2006	2005	2004
Current
U.S. federal	$(36,915)	$(25,637)	$(15,755)
State and local	(962)	514	(977)
Foreign	(478)	(5,521)	(2,082)

	(38,355)	(30,644)	(18,814)

Deferred
U.S. federal	19,399	51,845	48,643
State and local	620	660	(86)
Foreign	(719)	(4,913)	3,906

	19,300	47,592	52,463

Total	$(19,055)	$16,948	$33,649

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

9.	INCOME TAXES (Continued)

Deferred income taxes result from recording revenues and expenses for financial reporting in one period but in different periods for tax reporting purposes. The nature of the temporary differences and the resulting net deferred tax asset (liability) at December 31, 2006 and 2005 are as follows:

	2006	2005
Gross deferred tax assets:
Reserves for dispositions and discontinued operations	$46,292	$50,054
Gains on timberland sales	6,281	7,089
Employee benefits	41,930	23,100
Foreign and state NOL carryforwards	14,750	14,328
State tax credit carryforwards	8,745	10,242
Other	4,469	5,284

	122,467	110,097

Gross deferred tax liabilities:
Accelerated depreciation and depletion	(59,938)	(72,683)
Pension and other employee benefits	(17,268)	(16,766)
Other	(4,113)	(8,591)

	(81,319)	(98,040)
Less: Valuation allowance	(17,486)	(19,020)

Net deferred tax asset/(liability)	$23,662	$(6,963)

Current portion of deferred tax asset	$7,074	$14,056
Noncurrent portion of deferred tax asset	16,588	4,198
Noncurrent portion of deferred tax liability	—	(25,217)

Net deferred tax asset/(liability)	$23,662	$(6,963)

Included in the above table are foreign and state net operating loss (NOL) and state tax credit carryforwards. At December 31, 2006, the Company had New Zealand NOL carryforwards of $19.1 million with an indefinite carryforward period. The Company also had $155.5 million of state NOL carryforwards and $8.7 million of Georgia state tax credit carryforwards. In general, the state NOL and credit carryforwards have an expiration term of 15 years. Because the Company does not expect to realize these state tax benefits, a $17.5 million valuation allowance representing the entire amount of the state tax benefits was recorded as of December 31, 2006. The Company expects to obtain the full benefit of the remaining net deferred tax assets over the period of years that the temporary differences are expected to reverse.

In 2006 and 2005, the Company recorded tax benefits of $4.1 million and $6.2 million, respectively, related to stock-based compensation. These amounts were credited directly to shareholders’ equity and are not included in the consolidated tax provisions.

The effective tax rate, before discrete items, increased from 14.2 percent in 2005, to 16.3 percent in 2006 due to lower tax benefits from foreign operations, partly offset by higher REIT income. The 2005 rate included a $6.5 million tax benefit from the sale of New Zealand timber assets to the JV. The effective tax rate, including discrete items, was 10.0 percent in 2006 compared to an 8.8 percent benefit in 2005. See the reconciliation table below for details of these items.

The Company’s effective tax rate is below the 35 percent U.S. statutory tax rate primarily due to tax benefits associated with being a REIT and LKE transactions. Partially offsetting these benefits is the loss of tax deductibility on interest expense ($22.2 million) and corporate overhead expenses associated with REIT activities ($14.0 million). The Company’s net tax benefit from REIT activities for 2006 was $33.6 million.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

9.	INCOME TAXES (Continued)

A reconciliation of the income tax provision at the U.S. statutory rate to the reported provision for income taxes follows:

	2006	%	2005	%	2004	%
Income tax (provision)/benefit from continuing operations at U.S. statutory rate	$(66,548)	(35.0)	$(66,797)	(35.0)	$(44,244)	(35.0)
State and local taxes, net of federal benefit	(1,170)	(0.6)	(1,028)	(0.5)	(638)	(0.5)
REIT income not subject to federal tax	33,597	17.7	28,255	14.8	24,506	19.4
Foreign operations *	2,109	1.1	6,896	3.6	4,451	3.5
Tax benefit on U.S. export sales	1,002	0.5	2,560	1.3	2,359	1.8
Permanent differences	122	0.1	257	0.1	856	0.7
Tax credits and other, net	(155)	(0.1)	(214)	(0.1)	(1,671)	(1.3)
Discrete items included in pretax income	—	—	4,920	1.6 **	—	—

Income tax (provision)/benefit from continuing operations before discrete items	(31,043)	(16.3)	(25,151)	(14.2)	(14,381)	(11.4)
Favorable IRS audit settlements, including adjustment of accrued interest expense/income	5,387	2.8	19,837	11.0 **	—	—
Reversal of prior year built-in gain reserve	4,186	2.2	—	—	—	—
Return to accrual adjustment	(291)	(0.2)	(268)	(0.2)	1,376	1.1
Prior year foreign tax credit reserve	(983)	(0.5)	—	—	—	—
Deferred tax adjustments	3,689	2.0	1,462	0.8	—	—
U.S. tax benefit on repatriation of foreign earnings	—	—	25,400	13.3	—	—
Tax on favorable arbitration award	—	—	(2,977)	(1.2)**	—	—
Foreign exchange rate change on U.S. tax from undistributed foreign earnings	—	—	1,600	0.8	(3,000)	(2.4)
Unrealizable New Zealand tax credits for U.S. withholding tax paid	—	—	(2,955)	(1.5)	—	—
Reversal of deferred tax liability—REIT conversion	—	—	—	—	77,854	63.1
U.S. tax on prior undistributed foreign earnings	—	—	—	—	(28,200)	(22.9)

Income tax (provision)/benefit from continuing operations as reported	$(19,055)	(10.0)	$16,948	8.8	$33,649	27.5

*	Primarily from foreign exchange and rate differentials.
**	Adjusted for change in pretax income due to discrete items.

Provision for Income Taxes from Discontinued Operations

In 2006, the Company reduced its environmental reserves by $8.5 million related to its previously closed Southern Wood Piedmont Company (SWP) sites. The closure was originally accounted for as a discontinued operation. In 2005, the Company sold its MDF business located in New Zealand and accounted for it as a discontinued operation. During the years ended December 31, 2005 and 2004, the Company’s pre-tax losses from MDF were $35.4 million and $3.0 million, respectively.

A reconciliation of the income tax provision from discontinued operations at the U.S. statutory rate to the reported provision for income taxes follows:

	2006	%	2005	%	2004	%
Income tax (provision)/benefit from discontinued operations at U.S. statutory rate	$(2,988)	35.0	$12,395	35.0	$1,038	35.0
State and local income tax (provision)/benefit	(213)	2.5	425	1.2	36	1.2
Permanent differences related to foreign exchange rate changes	—	—	(2,361)	(6.7)	(1,270)	(42.8)

Income tax (provision)/benefit from discontinued operations as reported	$(3,201)	37.5	$10,459	29.5	$(196)	(6.6)

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

10.	INCOME FROM CONTINUING OPERATIONS AND NET INCOME PER COMMON SHARE

Basic earnings per share (EPS) is calculated by dividing income from continuing operations or net income by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing income from continuing operations or net income by the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options, performance shares and restricted shares. In 2006 and 2005, the stock options that were excluded from the computation of diluted EPS due to their anti-dilutive effect totaled 423,350 and 26,500, respectively. In 2004, there were no stock options, performance shares or restricted shares that were excluded from the computation of diluted EPS due to their anti-dilutive effect.

The following table provides details of the calculation of basic and diluted EPS from continuing operations, discontinued operations and net income for 2006, 2005 and 2004:

	2006	2005	2004
Income from continuing operations	$171,083	$207,795	$160,063
Income/(loss) from discontinued operations	5,335	(24,956)	(3,162)

Net income	$176,418	$182,839	$156,901

Shares used for determining basic earnings per common share	76,486,690	75,504,800	74,445,864
Dilutive effect of:
Stock options	1,263,194	1,413,135	1,446,683
Performance and restricted shares	408,807	726,317	640,716

Shares used for determining diluted earnings per common share	78,158,691	77,644,252	76,533,263

Basic earnings (loss) per common share:
Continuing operations	$2.23	$2.75	$2.15
Discontinued operations	0.07	(0.33)	(0.04)

Net income	$2.30	$2.42	$2.11

Diluted earnings (loss) per common share:
Continuing operations	$2.19	$2.68	$2.09
Discontinued operations	0.07	(0.32)	(0.04)

Net income	$2.26	$2.36	$2.05

11.	INVENTORY

As of December 31, 2006 and 2005, Rayonier’s inventory included the following:

	2006	2005
Finished goods *	$57,338	$65,214
Work in progress	7,823	8,666
Raw materials	8,496	10,013
Manufacturing and maintenance supplies	1,936	1,652

Total inventory	$75,593	$85,545

*	Includes $2.7 million and $9.9 million of HBU real estate held for sale at December 31, 2006 and 2005, respectively.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

12.	DEBT

Rayonier’s debt included the following at December 31, 2006 and 2005:

	2006	2005
Revolving credit facility borrowings at an interest rate of 5.92% at December 31, 2006	$103,000	$—
Installment notes due 2007-2014 at fixed interest rates of 8.29% to 8.64% at December 31, 2006	485,000	485,000
Pollution control and industrial revenue bonds due 2007-2020 at variable interest rates of 4.63% to 6.20% at December 31, 2006	72,770	73,285
Term loans due 2006 at interest rates of 5.67% at December 31, 2005	—	2,795

Subtotal	660,770	561,080
Interest rate swap carrying value	(1,773)	(2,557)

Total debt	658,997	558,523
Less: Current maturities	(3,550)	(3,310)

Long-term debt	$655,447	$555,213

Principal payments due during the next five years and thereafter are as follows:

2007	$121,005
2008	23,885
2009	148,120
2010	660
2011	213,205
Thereafter	153,895

Total Debt	$660,770

In August 2006, the Company entered into a new $250 million unsecured revolving credit facility to replace the previous facility which was scheduled to expire in November 2006. This new facility includes an accordion feature which allows additional borrowing requests over the $250 million, in $25 million increments, up to an aggregate $100 million, provided no default exists. The new facility expires in 2011. The Company had $131 million (excluding the accordion feature) and $235 million of available borrowings at December 31, 2006 and 2005, respectively. The 2006 and 2005 available borrowings have been reduced by $16 million and $15 million of standby letters of credit issued under the facility, respectively. In addition to the credit facility, the Company has on file with the Securities and Exchange Commission, a shelf registration statement to offer $500 million of new public debt and equity securities, of which $247 million was available at December 31, 2006 and 2005.

In 2006, the Company increased its long-term debt by borrowing $100 million under the new revolving credit facility to finance timberland acquisitions. The Company has $113 million of installment notes that will mature on December 31, 2007 which the Company plans to refinance by issuing public debt.

The carrying value of long-term debt was decreased by $1.8 million and $2.6 million, as of December 31, 2006 and 2005, respectively, to reflect the fair market value of the interest rate swaps held. See Note 4 — Financial Instruments for more information.

In connection with the Company’s long term debt and the new $250 million revolving credit facility, certain covenants must be met, including ratios based on the facility’s definition of EBITDA (Covenant EBITDA). Covenant EBITDA consists of earnings from continuing operations before the cumulative effect of accounting changes and any provision for dispositions, income taxes, interest expense, depreciation, depletion, amortization and the non-cash cost basis of real estate sold. The Company’s dividend restriction covenant limits the sum of dividends in any period of four fiscal quarters to 90 percent of Covenant Funds from Operations (Covenant FFO) plus the aggregate amount of dividends permitted under Covenant FFO in excess of the amount of dividends paid during the prior four fiscal quarters. Covenant FFO is defined as Consolidated Net Income excluding gains or losses from debt restructuring and investments in marketable securities plus depletion, depreciation and amortization and the non-cash cost basis of real estate sold. Under a covenant relating to the $485 million of installment notes, RFR may not incur additional debt unless, at the time of incurrence, and after giving pro forma effect to the receipt and

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

12.	DEBT (Continued)

application of the proceeds of such debt, RFR meets or exceeds a minimum ratio of cash flow to fixed charges. RFR’s ability to make certain quarterly distributions to Rayonier Inc. is limited to an amount equal to RFR’s “available cash,” which consists of its opening cash balance plus proceeds from permitted borrowings. At December 31, 2006, the Company is in compliance with all covenants disclosed herein.

The covenants listed below, which are the most significant financial covenants in effect as of December 31, 2006, are calculated on a trailing 12-month basis:

	Covenant Requirement	Actual ratio at December 31, 2006	Favorable (Unfavorable)
Covenant EBITDA to consolidated interest expense should not be less than	2.50 to 1	7.94 to 1	5.44
Total debt to Covenant EBITDA should not exceed	4.00 to 1	1.71 to 1	2.29
RFR cash flow available for fixed charges to RFR fixed charges should not be less than	2.50 to 1	7.31 to 1	4.81
Dividends paid should not exceed 90 percent of Covenant FFO	90%	38%	52%

In addition to the financial covenants listed above, the installment notes and credit facility include customary covenants that limit the incurrence of debt, the disposition of assets, and the making of certain payments between RFR and Rayonier among others. An asset sales covenant in the RFR installment note-related agreements requires the Company, subject to certain exceptions, to either reinvest of cumulative timberland sales proceeds in excess of $100 million (the “excess proceeds”) in timberland-related investments and activities or, once the amount of excess proceeds not reinvested exceeds $50 million, to offer the note holders prepayment of the notes ratably in the amount of the excess proceeds. During the third quarter of 2006, excess proceeds of approximately $69 million were offered to the note holders, who declined the offer of prepayment, which reset the excess proceeds to zero. As of December 31, 2006 and 2005, the amount of excess proceeds was $10 million and $31 million, respectively.

The previous $250 million unsecured revolving credit facility with a group of banks allowed the parent company, Rayonier Inc. and its subsidiaries, TRS and RFR, to borrow up to a combined total of $250 million. This facility was scheduled to expire in November 2006 but was replaced with a new $250 million unsecured revolving credit facility in August 2006. The Company was in compliance with all covenants under this facility in 2006 and 2005.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

13.	SHAREHOLDERS’ EQUITY

An analysis of shareholders’ equity for each of the three years ended December 31, 2006 is shown below. On October 17, 2005, one additional share of common stock was issued for every two shares held to shareholders of record on October 3, 2005. The common share and dividends per share amounts for 2004 shown below have been restated to reflect the 2005 stock split.

				Accumulated Other Comprehensive Income/(Loss)
	Common Shares		Retained Earnings		Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2003	73,527,474	$364,810	$355,956	$(9,660)	$711,106
Error correction	—	—	7,019	—	7,019

Adjusted Balance, December 31, 2003	73,527,474	$364,810	$362,975	$(9,660)	$718,125
Net income	—	—	156,901	—	156,901
Dividends ($1.49 per share)	—	—	(111,378)	—	(111,378)
Issuance of shares under incentive stock plans	1,438,856	24,323	—	—	24,323
Unrealized loss on hedged transactions	—	—	—	(338)	(338)
Minimum pension liability adjustment	—	—	—	(217)	(217)
Tax benefit on exercise of stock-based compensation	—	4,380	—	—	4,380
Foreign currency translation adjustment	—	—	—	11,611	11,611

Balance, December 31, 2004	74,966,330	$393,513	$408,498	$1,396	$803,407

Net income	—	—	182,839	—	182,839
Dividends ($1.71 per share)	—	—	(129,434)	—	(129,434)
Issuance of shares under incentive stock plans	1,132,390	23,029	—	—	23,029
Cash in lieu of fractional shares	(6,154)	(356)	—	—	(356)
Unrealized loss on hedged transactions	—	—	—	(410)	(410)
Minimum pension liability adjustment	—	—	—	16,323	16,323
Tax benefit on exercise of stock-based compensation	—	6,178	—	—	6,178
Foreign currency translation adjustment	—	—	—	(9,705)	(9,705)

Balance, December 31, 2005	76,092,566	$422,364	$461,903	$7,604	$891,871

Net income	—	—	176,418	—	176,418
Dividends ($1.88 per share)	—	—	(144,049)	—	(144,049)
Issuance of shares under incentive stock plans	801,521	24,689	—	—	24,689
Repurchases of common shares	(14,261)	(560)	—	—	(560)
Minimum pension liability adjustment	—	—	—	13,339	13,339
Impact of adopting SFAS No. 158 (Note 20)	—	—	—	(52,815)	(52,815)
Tax benefit on exercise of stock-based compensation	—	4,143	—	—	4,143
Foreign currency translation adjustment	—	—	—	3,226	3,226

Balance, December 31, 2006	76,879,826	$450,636	$494,272	$(28,646)	$916,262

Subsequent to the issuance of the Company’s financial statements for the quarter ended September 30, 2006, the Company determined that its non-current deferred tax liability related to pensions was overstated by $7.0 million. Since this error originated prior to January 1, 2004, and did not have a material effect on any subsequent financial statement, the Company adjusted beginning Retained Earnings as of December 31, 2003.

The table below summarizes the tax characteristics of the cash dividend paid to shareholders for the years ended December 31, 2006 and 2005:

	2006	2005
Capital gain	$1.88	$1.35
Non-taxable return of capital	—	0.36

Total cash distributions	$1.88	$1.71

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

14.    ACCUMULATED OTHER COMPREHENSIVE INCOME/(LOSS)

Accumulated other comprehensive income/(loss) was comprised of the following as of December 31, 2006 and 2005:

	2006	2005
Foreign currency translation adjustments	$27,292	$24,065
Unrecognized components of pension and post-retirement plans, net of tax	(55,938)	—
Minimum pension liability adjustments, net of tax	—	(16,461)

Total	$(28,646)	$7,604

15.    RESERVES FOR DISPOSITIONS AND DISCONTINUED OPERATIONS

The Company’s dispositions and discontinued operations include its Port Angeles, WA mill, which was closed in 1997; SWP, which ceased operations in 1989 except for investigation and remediation activities; Eastern Research Division (ERD), which ceased operations in 1981; and other miscellaneous assets held for disposition. SWP has been designated a potentially responsible party (PRP), or has had other claims made against it, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA) and/or other federal or state statutes relating to the investigation and remediation of environmentally-impacted sites, with respect to ten former wood processing sites which are no longer operating.

An analysis of activity in the reserves for dispositions and discontinued operations for the two years ended December 31, 2006 follows:

	December 31, 2006	December 31, 2005
Balance, January 1,	$140,382	$146,054
Expenditures charged to reserves	(9,789)	(8,697)
(Reductions)/additions to reserves	(8,077)	3,025

Balance, end of period	122,516	140,382
Less: Current portion	(10,699)	(12,422)

Non-current portion	$111,817	$127,960

The Company has identified specific reserves for three SWP sites (Augusta, GA, Spartanburg, SC, and East Point, GA) and Port Angeles, WA as material and requiring separate disclosure. An analysis of the reserve activity for the two years ended December 31, 2006 is as follows:

	Reserve Activity (in millions) as of December 31,
Sites	2004	Expenditures	Revisions to Estimates	2005	Expenditures	Revisions to Estimates *	2006
Augusta, GA	$18.8	$(0.8)	$(0.6)	$17.4	$(0.7)	$(3.1)	$13.6
Spartanburg, SC	18.2	(0.9)	(0.1)	17.2	(0.7)	(2.4)	14.1
East Point, GA	13.8	(0.4)	(0.7)	12.7	(0.5)	(0.8)	11.4
Other SWP sites	80.0	(4.7)	1.4	76.7	(5.6)	(2.4)	68.7

Total SWP	130.8	(6.8)	—	124.0	(7.5)	(8.7)	107.8
Port Angeles, WA	9.0	(1.6)	1.1	8.5	(1.9)	0.6	7.2
All other sites	6.3	(0.3)	1.9	7.9	(0.4)	—	7.5

TOTAL	$146.1	$(8.7)	$3.0	$140.4	$(9.8)	$(8.1)	$122.5

*

Includes $8.5 million reduction in the SWP reserves in 2006 that was recorded in Discontinued Operations, net of income tax expense of $3.2 million in the Consolidated Statements of Income and Comprehensive Income.

A brief description of each of these sites is as follows:

Augusta, Georgia — SWP operated a wood treating plant at this site from 1928 to 1988 and is the only known PRP. The majority of visually contaminated surface soils have been removed, and remediation activities currently consist at this site

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

15.	RESERVES FOR DISPOSITIONS AND DISCONTINUED OPERATIONS (Continued)

of a groundwater recovery system. The site operates under a 10-year hazardous waste permit issued pursuant to the Resource Conservation and Recovery Act, as amended (RCRA), which expires in 2014. Current cost estimates could change if recovery or discharge volumes increase or decrease drastically, or if changes to current remediation activities are required in the future. Total spending to date at December 31, 2006 was $61.5 million. The Company’s current reserves cover its obligations for remaining remedial and monitoring activities through 2026.

Spartanburg, South Carolina — SWP operated a wood treatment plant at this site from 1925 to 1989 and is the only known PRP at this site. Remediation activities include: (1) a recovery system and biological wastewater treatment plant, (2) an ozone-sparging system treating soil and groundwater and (3) an ion-exchange resin system treating groundwater. The cost estimate for this site includes potential remediation of an adjoining area also owned by SWP, which appears to have received runoff from a portion of the former operating plant. Total spending to date at December 31, 2006 was $34.5 million. The Company’s current reserves cover its obligations for remaining remedial and monitoring activities through 2026.

East Point, Georgia — SWP operated a wood preserving facility at this site from 1908 to 1984. This site operates under a 10-year RCRA hazardous waste permit. Active remedial measures are currently ongoing, although limited additional remedial measures may be necessary in the future. Total spending to date at December 31, 2006 was $15.1 million. The Company’s current reserves cover its obligations for remaining remedial and monitoring activities through 2026.

Port Angeles, Washington — Rayonier operated a sulfite dissolving pulp mill on a 70-acre site in Port Angeles, Washington from 1930 to 1997. The mill was dismantled in 1997 and 1998 and was evaluated for CERCLA Superfund listing by the U.S. Environmental Protection Agency (EPA) during the same period. The EPA subsequently deferred listing the site on the Superfund and delegated responsibility for oversight to the State of Washington in May 2000. Mill demolition, extensive investigation and several interim clean up actions for petroleum and PCB contamination have been completed; however, reserves for this site of approximately $7.2 million are required at December 31, 2006 for further remediation and monitoring costs.

Also included in the reserves for the SWP sites are soil remediation costs related to the recycling of 150,000 tons of contaminated soil by a third-party processor in Louisiana. See Note 16 — Contingencies for additional information.

The Company currently estimates that expenditures for environmental remediation, monitoring and other costs for all dispositions and discontinued operations in 2007 and 2008 will be approximately $11 million and $7 million, respectively. Such costs will be charged against reserves for dispositions and discontinued operations, which include environmental investigation, remediation and monitoring costs. The Company believes established reserves are sufficient for costs expected to be incurred over the next 20 years with respect to its dispositions and discontinued operations. Remedial actions for these sites vary, but can include, among other remedies, removal of contaminated soils, groundwater recovery and treatment systems, and source remediation and/or control.

In addition, the Company is exposed to the risk of reasonably possible additional losses in excess of the established reserves. As of December 31, 2006, this amount could range up to $30 million and arises from uncertainty over the effectiveness of treatments, additional contamination that may be discovered, changes in applicable law and the exercise of discretion in interpretation of applicable law and regulations by governmental agencies, and in environmental remediation technology.

The reliability and precision of cost estimates for these sites and the amount of actual future environmental costs can be impacted by various factors, including but not limited to significant changes in discharge or treatment volumes, requirements to perform additional or different remediation, changes in environmental remediation technology, the extent of groundwater contamination migration, additional findings of contaminated soil or sediment off-site, remedy selection, and the outcome of negotiations with federal and state agencies. Additionally, a site’s potential for Brownfields (environmentally impacted site considered for re-development), or other similar projects, could accelerate expenditures as well as impact the amount and/or type of remediation required, as could new laws, regulations and the exercise of discretion in interpretation of applicable law and regulations by governmental agencies. Based on information currently available, the Company does not believe that any future changes in estimates, if necessary, would materially affect its consolidated financial position or results of operations.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

16.	CONTINGENCIES

Rayonier is engaged in various legal actions, including certain environmental proceedings that are discussed more fully in Note 15 — Reserves for Dispositions and Discontinued Operations.

The Company has been named as a defendant in various other lawsuits and claims arising in the normal course of business. While we have procured reasonable and customary insurance covering risks normally occurring in connection with our businesses, we have in certain cases retained some risk through the operation of self-insurance, primarily in the areas of workers compensation, property insurance, and general liability. In our opinion, these other lawsuits and claims, either individually or in the aggregate, are not expected to have a material effect on our financial position, results of operations, or cash flow.

Legal Proceedings

Between 1985 and 1995, SWP sent contaminated soil excavated in connection with the cleanup of various closed wood processing sites to a third-party processor in Louisiana for recycling. The processing facility, referred to as the Marine Shale Processors (MSP) facility, closed in 1995 and has been the subject of a variety of environmental related charges and a lawsuit brought by the U.S. Department of Justice (DOJ), the U.S. Environmental Protection Agency (EPA) and the State of Louisiana, through its Department of Environmental Quality (LDEQ), in United States District Court for the Western District of Louisiana (the Court) against the owner of the processing facility. Also in dispute is disposal liability for approximately 150,000 tons of recycled material from sites operated by SWP that were placed at another site, referred to as the RPI site, which is owned by an affiliate of the owner of the MSP facility. A trial had been scheduled for June of 2006, in which DOJ, EPA and LDEQ were primarily asserting claims for cost recovery under CERCLA in respect of the investigation and remediation of the MSP facility and the RPI site. In advance of the scheduled June 2006 trial date, the Company reached a settlement with DOJ, EPA and LDEQ under which SWP will oversee and pay for certain remedial activities to be performed at the RPI site and pay DOJ and LDEQ $0.2 million. In exchange for these commitments, the Company will receive, among other things, a “covenant not to sue” from DOJ, EPA and LDEQ for any claims relating to the MSP facility and the RPI site, and contribution protection under the applicable provisions of CERCLA against suits by third parties relating thereto. This settlement, which was reflected in a consent decree, was approved by the Court on September 11, 2006. SWP has initiated performance of its remediation obligations under the consent decree. The Company believes that its reserves at December 31, 2006 adequately reflect the probable costs to be incurred through the ultimate completion of the Company’s obligations under the consent decree.

In 1998, EPA and the New Jersey Department of Environmental Protection (DEP) filed separate lawsuits against Rayonier Inc., and approximately 30 other defendants, in the U.S. District Court, District of New Jersey, seeking recovery of current and future response costs and natural resource damages under applicable federal and state law relating to a contaminated landfill in Chester Township, New Jersey, referred to as Combe Fill South (Combe). It is alleged that the Company’s former ERD in Whippany, New Jersey sent small quantities of dumpster waste, via a contract hauler, to Combe in the 1960s and early 1970s. The Company is working with other defendants in a joint defense group, which subsequently filed third-party actions against over 200 parties seeking contribution. A court-ordered, nonbinding alternative dispute resolution process is ongoing and in March of 2006 a court-appointed neutral issued a report and recommendations. The Company believes that its reserves at December 31, 2006 adequately reflect the probable costs to be incurred upon the ultimate resolution of these matters.

In the third quarter of 2005, the Company advised the Environmental Protection Division of the Georgia Department of Natural Resources (EPD) of the results of certain testing undertaken by the Company at its Jesup, Georgia mill. This testing related to potential non-capture of certain methanol emissions during a particular stage of the mill’s pulp manufacturing process. The potential non-capture at issue appears to have taken place during portions of three years between 2001 and 2004. While the Company’s position is that no applicable law or regulation has been violated, EPD was voluntarily notified by the Company. No notices of violation or citations were issued by EPD. On September 13, 2006, the Company and EPD entered into a consent decree under which, without admitting any liability, the Company agreed to pay a penalty of $100,000 and received credit for performance of an environmental project. On September 29, 2006, EPD issued a letter indicating that all requirements of the consent decree had been completed.

In 2004, the Company and the Board of Assessors of Wayne County, Georgia (the County) executed an agreement which, among other things, provided that the parties would resolve a property tax dispute relating to the Jesup mill property for the tax years 2002 to 2004 through binding arbitration, and the arbitration agreement was approved by the Georgia Superior Court (the Court). On September 10, 2005, after completion of a six-day arbitration, the arbitrators ruled in favor of the Company, which

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

16.	CONTINGENCIES (Continued)

resulted in the County owing the Company a refund of approximately $5.1 million for excess taxes paid. Additionally, the decision would have allowed the Company to reverse its $2.8 million accrued property tax balance. In December 2005, the County filed motions with the Court claiming that it did not have the power and authority to enter into the arbitration agreement with Rayonier, and that the arbitrators’ decision should be vacated. On March 24, 2006, the Court upheld the validity of the arbitration agreement (with the exception of one provision governing the calculation of certain future years’ taxes, which does not affect the amount of the refund for 2002 to 2004 tax years), and confirmed the decision rendered by the panel of arbitrators. The County filed an appeal of the Court’s decision. In July, the Company and the County reached an agreement in principle to resolve this dispute, subject to mutual agreement on final documentation. In November 2006, an agreement settling the dispute was executed by all parties and the settlement was approved by the Wayne County Commission and Board of Assessors. The agreement, among other things, establishes a fair market value assessment for the mill and research and development facility for each of the years 2002 through 2006, and a framework for computing the fair market value of these properties for years 2007 through 2011. In addition, the Company agreed to reduce the amount of the refund owed to the Company to $3.2 million and forego collection so long as the County complied with the terms of the agreement. Based on this agreement and in compliance with SFAS No. 5, Accounting for Contingencies, the Company reversed previously accrued property taxes of approximately $4.9 million during 2006.

Environmental Matters

The Company is subject to stringent environmental laws and regulations concerning air emissions, water discharges and waste handling and disposal. Such environmental laws and regulations include the Federal Clean Air Act, the Clean Water Act, RCRA, CERCLA and similar state laws and regulations. Management closely monitors its environmental responsibilities, and believes that the Company is in substantial compliance with current environmental requirements. Notwithstanding Rayonier’s current compliance status, many of its operations are subject to stringent and constantly evolving environmental requirements which are often the result of legislation, regulation and negotiation. As such, contingencies in this area include, without limitation:

•

The Company’s manufacturing facilities operate in accordance with various permits, which often impose operating conditions that require significant expenditure to ensure compliance. Upon renewal and renegotiation of these permits, the issuing agencies often seek to impose new or additional conditions, which could adversely affect our operations.

•

As environmental laws, regulations and related judicial decisions and administrative interpretations change, our operations may be affected. For example, at our Performance Fibers mills, implementation of the EPA’s 1998 “Cluster Rules” (parallel rulemaking for air and water-based technology discharge limits for pulp and paper mills) with respect to certain portions of dissolving pulp mills has been delegated to the respective states, and since they have not yet been proposed, the timing and ultimate costs are uncertain.

•

In our forestry operations, federal, state and local laws and regulations intended to protect threatened and endangered species, as well as wetlands and waterways, limit, and in some cases may prevent, timber harvesting, road construction and other activities on private lands. For example, Washington has amongst the most stringent forestry laws and regulations in the country.

•	Over time, the complexity and stringency of environmental laws and regulations have increased markedly, and in general, management believes this trend will continue.

Given all of these contingencies, it is the opinion of management that substantial expenditures will be required over the next ten years in the area of environmental compliance.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

17.	GUARANTEES

The Company provides financial guarantees as required by creditors, insurance programs, and state and foreign governmental agencies. As of December 31, 2006, the following financial guarantees were outstanding:

Financial Commitments	Maximum Potential Payment	Carrying Amount of Liability
Standby letters of credit (1)	$79,136	$61,410
Guarantees (2)	111,850	103,096
Surety bonds (3)	8,498	1,657

Total financial commitments	$199,484	$166,163

(1)

Approximately $62 million of the standby letters of credit serve as credit support for industrial revenue bonds. The remaining letters of credit support obligations under various insurance related agreements, primarily workers’ compensation and pollution liability policy requirements. These letters of credit expire at various dates during 2007 and are typically renewed as required.

(2)

In conjunction with the sale of RNZ’s timberlands to the JV in October 2005, the Company guaranteed five years of Crown Forest license obligations. The JV is the primary obligor and has posted a bank performance bond with the New Zealand government. If the JV fails to pay the obligation, the New Zealand government will demand payment from the bank that posted the bond. If the bank defaulted on the bond, the Company would then have to perform. As of December 31, 2006, four annual payments, of $1.2 million each, remain. This guarantee expires in 2010.

In conjunction with the sale of its New Zealand East Coast timber operations in 2002, the Company guaranteed five years of Crown Forest license obligations. In late 2003, the buyer defaulted on its loan payments to its creditors and went into receivership with the 2004 obligation paid by the receiver. The property was then re-sold. The new owner is the primary obligor and has posted a bank performance bond with the New Zealand government. If the new owner fails to pay the obligations, the New Zealand government will demand payment from the owner’s bank pursuant to the bond. If the owner’s bank defaults on the bond, the Company would have to perform under the guarantee and seek legal redress from the owner. The Company expects the owner’s bond to be sufficient to cover the license obligations. As of December 31, 2006, one annual payment, estimated at $1.5 million, remains. This guarantee expires in 2007.

In conjunction with a timberland sale and note monetization in the first quarter of 2004, the Company entered into a make-whole agreement pursuant to which it guaranteed $2.5 million of obligations of a qualified special purpose entity that was established to complete the monetization. At December 31, 2006 and 2005, the Company had a liability of $43 thousand to reflect the fair market value of its obligation to perform under the make-whole agreement.

In August 2006, the Company entered into a new $250 million unsecured revolving credit facility to replace the previous facility which was scheduled to expire in November 2006. In conjunction with the new credit facility, Rayonier continues to guarantee the borrowings of RFR and TRS. Additionally, TRS continues to guarantee the borrowings of Rayonier Inc. At December 31, 2006, there were $103 million outstanding borrowings covered by these guarantees.

(3)

Rayonier has issued surety bonds primarily to secure timber harvesting obligations in the State of Washington and to provide collateral for the Company’s workers’ compensation self-insurance program in that state. These surety bonds expire at various dates during 2007 and are renewed as required.

18.	COMMITMENTS

The Company leases certain buildings, machinery and equipment under various operating leases. Total rental expense for operating leases amounted to $3.7 million, $4.1 million, and $4.1 million in 2006, 2005 and 2004, respectively. The Company also has long-term leases on certain timberlands in the Southern U.S. These leases typically have initial terms of approximately 30 to 65 years, with renewal provisions in some cases. Such leases are generally non-cancelable and require minimum annual rental payments. Total expense for long-term leases and deeds on timberlands amounted to $5.4 million, $5.3 million, and $5.6 million in 2006, 2005, and 2004, respectively.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

18.	COMMITMENTS (Continued)

At December 31, 2006, the future minimum payments under non-cancelable operating and timberland leases, including commitments for deeds and leases held for sale (see Note 6 — Timberland Acquisitions) were as follows:

	Operating Leases	Timberland Leases*	Timber Deeds & Leases Held for Sale	Total
2007	$2,973	$5,241	$1,581	$9,795
2008	2,656	5,238	1,586	9,480
2009	1,945	5,119	1,292	8,356
2010	1,814	5,107	1,292	8,213
2011	662	5,047	1,292	7,001
Thereafter through 2036	2,757	68,999	8,570	80,326

	$12,807	$94,751	$15,613	$123,171

*	The majority of timberland leases are subject to escalation clauses based on either the Consumer Price Index or Producer Price Index.

19.	INCENTIVE STOCK PLANS

The Company adopted SFAS 123(R) on January 1, 2006 using the modified prospective method, which requires stock-based compensation to be accounted for at fair value. Prior to January 1, 2006, the Company accounted for stock-based compensation using the intrinsic value based method under APB No. 25, Accounting for Stock Issued to Employees (APB 25), and related Accounting Interpretations thereof, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123). No compensation expense was recognized in the Consolidated Statements of Income and Comprehensive Income during the years ending December 31, 2005 and 2004 for stock options under APB 25.

At December 31, 2006, the Company had two stock-based employee compensation plans. The 1994 Rayonier Incentive Stock Plan (the 1994 Plan) provided for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and restricted stock, subject to certain limitations. Effective January 1, 2004, the Company adopted the 2004 Rayonier Incentive Stock and Management Bonus Plan (the 2004 Plan). The 2004 Plan provides for 4.5 million shares to be granted for incentive stock options, non-qualified stock options, stock appreciation rights, performance shares and restricted stock, subject to certain limitations. The Company has issued non-qualified stock options, performance shares and restricted stock under both of the plans. The Company issues new shares of stock upon the exercise of stock options, the granting of restricted stock, and the vesting of performance shares.

Summary of Impact of SFAS No. 123(R)

Total compensation cost recorded in “Selling and general expenses” for stock-based compensation was $12.1 million, $11.7 million and $9.0 million for the years ended December 31, 2006, 2005 and 2004, respectively. Included in the compensation cost for the year ended December 31, 2006 was $0.8 million related to stock option awards for retirement eligible employees that were granted prior to the adoption of SFAS No. 123(R), which is being recognized over a three-year vesting period. All stock option awards to retirement eligible employees subsequent to the adoption of SFAS No. 123(R) are expensed immediately. The $12.1 million stock-based compensation expense recorded in 2006 includes $4.2 million for stock options, of which $1.5 million was for stock options granted to retirement-eligible employees.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

19.	INCENTIVE STOCK PLANS (Continued)

The Company’s pre-tax income for the year ended December 31, 2006 is $1.2 million below what would have been reported under APB 25. The following table illustrates the impact SFAS 123(R) has had on the Company’s net income and earnings per share by excluding SFAS 123(R) stock-based compensation expense and including the expense that would have been recorded under APB 25:

Twelve Months Ended December 31, 2006
Net income, as reported	$176,418
Adjustment to reflect APB 25 stock-based compensation expense, net of related tax effects	936

Pro forma net income	$177,354

Earnings per share:
Basic, as reported	$2.30
Basic, pro forma	$2.31

Diluted, as reported	$2.26
Diluted, pro forma	$2.27

Tax benefits recognized related to stock-based compensation expense for the years ended December 31, 2006 and 2005 were $2.8 million and $2.6 million, respectively.

Prior to the adoption of SFAS 123(R), the Company presented all tax benefits of deductions resulting from stock-based compensation as operating cash flows in the Consolidated Statement of Cash Flows. SFAS 123(R) requires the $4.1 million of cash flows resulting from tax benefits in excess of the compensation cost recognized (excess tax benefits) in 2006 to be classified as a financing activity.

On November 10, 2005, the FASB issued FSP 123(R)-3, Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards, which provides a practical transition election for calculating the pool of excess income tax benefits. In 2006, the Company elected to adopt the simplified method presented in this FSP for determining the initial pool of excess tax benefits available to absorb tax deficiencies related to stock-based compensation subsequent to the adoption of SFAS 123(R).

Pro Forma Disclosures for the Years Ended December 31, 2005 and 2004

Pursuant to the requirements of SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS 148), the Company continues to provide the following disclosure for income statement periods presented prior to the adoption of SFAS 123(R). The following table provides a reconciliation for the years ended December 31, 2005 and 2004 that adds back to reported net income the recorded expense under APB 25, net of related income tax effects, deducts the total fair value expense under SFAS 123, net of related income tax effects, and shows the reported and pro forma earnings per share amounts:

	Twelve Months Ended
	December 31, 2005	December 31, 2004
Net income, as reported	$182,839	$156,901
Total stock-based employee compensation cost included in the determination of net income, net of related tax effects	8,823	7,229
Total stock-based employee compensation cost determined under fair value method for all awards, net of related tax effects	(8,085)	(7,254)

Pro forma net income	$183,577	$156,876

*Earnings per share:
Basic, as reported	$2.42	$2.11
Basic, pro forma	$2.43	$2.11

Diluted, as reported	$2.36	$2.05
Diluted, pro forma	$2.36	$2.05

*	Earnings per share amounts for 2004 have been restated to reflect the three-for-two stock split on October 17, 2005.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

19.	INCENTIVE STOCK PLANS (Continued)

Fair Value Calculations by Award

Restricted Stock

Restricted stock granted under the 1994 and 2004 Plans generally vests upon completion of a three-year period. The fair value of each share granted is equal to the share price of the Company’s stock on the date of grant. During 2006, 2005 and 2004, 16,761, 30,000, and 45,000 restricted shares were granted at a weighted average price of $39.61, $34.06, and $28.98, respectively, per share. As of December 31, 2006, there was $0.8 million of unrecognized compensation cost related to the Company’s outstanding restricted stock. This cost is expected to be recognized over a weighted average period of 0.6 years. The total intrinsic value of restricted stock outstanding was $3.8 million, $4.7 million and $3.9 million at December 31, 2006, 2005 and 2004, respectively. The total fair value of restricted stock that vested during the years ended December 31, 2006, 2005 and 2004 was $0.8 million, $0.7 million and $0.8 million, respectively. During the year ended December 31, 2006, the Company canceled 8,217 common shares to pay the minimum withholding tax requirements on the participants’ behalf.

A summary of the non-vested shares related to the Company’s restricted stock plans as of and for the year ended December 31, 2006 is presented below:

	2006
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested Restricted Shares at January 1,	75,000	$31.01
Granted	16,761	$39.61
Vested	(30,000)	$27.72

Non-vested Restricted Shares at December 31,	61,761	$34.94

Performance Shares

The Company’s performance shares generally vest upon completion of a three-year period. The number of shares, if any, that are ultimately awarded is contingent upon total shareholder return versus selected peer group companies. Under APB 25, the Company’s performance shares were expensed using the closing market price of the Company’s common stock at each reporting date, adjusted for an estimate of the ultimate number of shares to be issued. Under SFAS 123(R), the performance share payout is based on a market condition, as such, awards granted after January 1, 2006 are valued by an independent third party using a Monte Carlo simulation model. The model generates the fair value of the award at the grant date and compensation expense is not subsequently adjusted for the number of shares that are ultimately awarded. The fair value of awards granted prior to 2006 is equal to the share price of the Company’s stock on the date of grant adjusted for an estimate of the ultimate number of shares to be issued. The 1994 and 2004 Plans allow for the cash settlement of performance share awards to pay the minimum required withholding tax.

During the years ended December 31, 2006 and 2005, $3.9 million and $2.2 million in cash was used to pay the minimum withholding tax requirements in lieu of receiving common shares, respectively. In 2006, 2005 and 2004, 259,000, 231,788 and 209,925 common shares of Company stock were reserved for contingent performance shares, with grant-date fair values of $36.25, $32.27, and $27.72, respectively. As of December 31, 2006, there was $5.8 million of unrecognized compensation cost related to the Company’s performance share awards. This cost is expected to be recognized over a weighted average period of 1.6 years. The total intrinsic value of outstanding performance shares at December 31, 2006, 2005, and 2004 was $23.2 million, $24.5 million and $19.0 million, respectively. The total fair value of shares that vested during the years ended December 31, 2006, 2005 and 2004 was $5.8 million, $5.1 million and $3.3 million, respectively.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

19.	INCENTIVE STOCK PLANS (Continued)

Expected volatility, dividend yield and beta were estimated using daily returns on the Company’s common stock for the three-year period ending on the grant date. The following chart provides a tabular overview of the assumptions used by an independent third party in calculating the fair value of the awards granted in 2006:

2006
Expected volatility	21.2%
Expected market risk-premium	8.5%
Dividend yield	4.4%
Risk-free rate	4.4%
Beta	0.92

A summary of the status of the Company’s outstanding performance share plans as of and for the year ended December 31, 2006 is presented below:

	2006
	Number of Shares	Weighted Average Grant Date Fair Value
Outstanding Performance Shares at January 1,	614,795	$24.05
Granted	148,000	$36.25
Shares Distributed	(272,420)	$17.22
Performance Adjustment	74,172	$32.27

Outstanding Performance Shares at December 31,	564,547	$31.62

Non-Qualified Employee Stock Options

The exercise price of each non-qualified stock option granted under both the 1994 and 2004 plans is equal to the closing market price of the Company’s stock on the date of grant. Under the 1994 plan, the maximum term is 10 years and two days from the date of grant while under the 2004 Plan; the maximum term is 10 years from the grant date. Awards vest ratably over three years. Under APB 25, no compensation expense was recorded for stock options. Under SFAS 123(R), the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The expected volatility is based on historical volatility for each grant and is calculated using the change in the daily market price of the Company’s common stock over the expected life of the award. The expected life is based on prior exercise behavior. The Company has elected to value each grant in total and recognize the expense for stock options on a straight-line basis. The following chart provides a tabular overview of the weighted average assumptions and related fair value calculations of options granted for the three years ended December 31:

	2006	2005	2004
Expected volatility	30.2%	31.0%	31.8%
Dividend yield	4.6%	5.1%	5.4%
Risk-free rate	4.3%	3.9%	3.8%
Expected life (in years)	6.3	6.7	6.7
Fair value per share of options granted	$9.03	$6.62	$5.47
Fair value of options granted (in thousands of dollars)	$3,600	$3,484	$1,272

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

19.	INCENTIVE STOCK PLANS (Continued)

A summary of the status of the Company’s stock option plans as of and for the year ended December 31, 2006 is presented below:

	2006
	Number of Shares	Weighted Average Exercise Price (per common share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding at January 1,	3,687,958	$20.50
Granted	398,650	$41.32
Exercised	(611,429)	$17.62
Canceled	(5,925)	$33.91

Options outstanding at December 31,	3,469,254	$23.38	5.8	$61,429

Options vested and expected to vest as of December 31,	3,431,666	$23.24	5.8	$61,222

Options exercisable at December 31,	2,683,987	$19.51	5.0	$57,814

The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $14.7 million, $18.9 million and $17.5 million, respectively. The total fair value of options that vested during the years ended December 31, 2006, 2005 and 2004 was $2.9 million, $3.4 million and $4.1 million, respectively. As of December 31, 2006, there was $2.4 million of unrecognized compensation cost related to the Company’s stock options. This cost is expected to be recognized over a weighted average period of 1.6 years.

20.	EMPLOYEE BENEFIT PLANS

The Company has four qualified non-contributory defined benefit pension plans covering substantially all of its employees and an unfunded plan that provides benefits in excess of amounts allowable under current tax law in the qualified plans. Employee benefit plan liabilities are calculated using actuarial estimates and management assumptions. These estimates are based on historical information, along with certain assumptions about future events. Changes in assumptions, as well as changes in actual experience, could cause the estimates to change.

The FASB issued SFAS 158 in September 2006. This Statement requires recognition of an entity’s over (under) funded status of defined benefit plans in the statement of financial position. The Statement also requires recognition in other comprehensive income of certain gains and losses that arise during the period but are deferred under current pension accounting rules. On December 31, 2006, the Company recognized the net underfunded status of its defined benefit pension plans in the Consolidated Balance Sheet.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

20.	EMPLOYEE BENEFIT PLANS (Continued)

The following table illustrates the incremental effect of adopting SFAS 158 on individual line items in the Company’s Consolidated Balance Sheet at December 31, 2006:

Consolidated Balance Sheet Description	Before Adoption of SFAS 158	Adjustment	After Adoption of SFAS 158
Assets
Other assets	$52,392	(34,946)	$17,446
Total Assets	$1,997,828	(34,946)	$1,962,882

Liabilities
Accrued payroll and benefits liability	$—	4,073	$4,073
Deferred income tax liability (asset) *	$10,247	(22,870)	$(12,623)
Pension and other postretirement benefits liability	$35,542	36,666	$72,208

Shareholders’ Equity
Accumulated other comprehensive income (loss)	$(3,123)	(52,815)	$(55,938)
Total Shareholders’ Equity	$969,077	(52,815)	$916,262
Total Liabilities and Shareholders’ Equity	$1,997,828	(34,946)	$1,962,882

*

In compliance with SFAS No. 109, Accounting for Income Taxes, the Company nets its deferred tax assets and deferred tax liabilities. This table presents only the portion of net deferred taxes related to the pension and postretirement plans.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

20.	EMPLOYEE BENEFIT PLANS (Continued)

The following tables set forth the change in projected benefit obligation and plan assets and reconcile the funded status and the amounts recognized in the Consolidated Balance Sheets for the pension and postretirement benefit plans for the years ended December 31:

	Pension		Postretirement
	2006	2005	2006	2005
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$244,057	$215,850	$40,073	$37,642
Service cost	7,408	6,973	640	613
Interest cost	13,988	13,173	2,470	2,157
Actuarial (gain) loss	(3,278)	15,760	(587)	3,988
Plan amendments	—	2,333	5,520	—
Benefits paid	(11,120)	(10,032)	(2,762)	(4,327)

Projected benefit obligation at end of year	$251,055	$244,057	$45,354	$40,073

Change in Plan Assets
Fair value of plan assets at beginning of year	$205,775	$169,394	$—	$—
Actual return on plan assets	30,762	19,421	—	—
Employer contributions	12,588	27,497	2,762	4,327
Benefits paid	(11,120)	(10,032)	(2,762)	(4,327)
Other expense	(431)	(505)	—	—

Fair value of plan assets at end of year	$237,574	$205,775	$—	$—

Reconciliation of Funded Status at End of Year
Funded status	$(13,481)	$(38,282)	$(45,354)	$(40,073)
Unrecognized prior service cost	N/A	10,533	N/A	3,149
Unrecognized actuarial net loss	N/A	66,640	N/A	20,751
Unrecognized net transition asset	N/A	—	N/A	—

Net prepaid /(accrued) benefit cost	$(13,481)	$38,891	$(45,354)	$(16,173)

Amounts Recognized in the Consolidated
Balance Sheets Consist of:
Noncurrent assets	$17,446	$49,777	$—	$—
Current liabilities	(779)	—	(3,294)	—
Noncurrent liabilities	(30,148)	(33,414)	(42,060)	(16,173)
Intangible asset	N/A	1,337	N/A	—
Accumulated other comprehensive loss	N/A	21,191	N/A	—

Net amount recognized	$(13,481)	$38,891	$(45,354)	$(16,173)

Actuarial gains or losses and prior service costs or credits that have not yet been included in pension expense as of December 31, 2006 have been recognized as a component of ending AOCI as follows:

	Pension	Postretirement
	2006	2006
Prior service cost	$(9,036)	$(7,892)
Net losses	(43,933)	(18,855)
Deferred income benefit	15,250	8,528

AOCI	$(37,719)	$(18,219)

The accumulated benefit obligation for all of the Company’s defined benefit plans was $232,902 and $224,962 at December 31, 2006 and 2005, respectively.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

20.	EMPLOYEE BENEFIT PLANS (Continued)

For pension and postretirement plans with accumulated benefit obligations in excess of plan assets, the following table sets forth the projected and accumulated benefit obligations and the fair value of plan assets for the years ended December 31:

	2006	2005
Benefit obligation	$66,599	$131,777
Accumulated benefit obligation	$16,933	$112,682
Fair value of plan assets	$—	$87,017

The following tables set forth the components of net pension and postretirement benefit cost that have been recognized during the three years ended December 31:

	Pension			Postretirement
	2006	2005	2004	2006	2005	2004
Components of Net Periodic Benefit Cost
Service cost	$7,409	$6,973	$6,861	$640	$613	$607
Interest cost	13,988	13,173	12,202	2,470	2,157	1,950
Expected return on plan assets	(16,562)	(14,298)	(13,095)	—	—	—
Amortization of prior service cost	1,497	1,421	1,504	777	283	283
Amortization of losses	5,659	4,791	3,141	1,310	1,040	745
Amortization of transition asset	—	—	(2)	—	—	—

Net periodic benefit cost	$11,991	$12,060	$10,611	$5,197	$4,093	$3,585

Additional Information

	Pension
	2006	2005	2004
(Decrease)/increase in minimum liability included in accumulated other comprehensive income/(loss), net of tax	$(13,339)	$(16,323)	$217

The estimated pre-tax net loss and prior service cost for the defined benefit pension plans that will be amortized from AOCI into net periodic benefit cost in 2007 are $4.0 million and $1.5 million, respectively. The estimated pre-tax net loss and prior service cost for the defined benefit postretirement plans that will be amortized from AOCI into net periodic benefit cost in 2007 are $1.3 million and $0.8 million, respectively.

The following table sets forth the principal assumptions inherent in the determination of benefit obligations and net periodic benefit cost of the pension and postretirement benefit plans as of December 31:

	Pension		Postretirement
	2006	2005	2006	2005
Assumptions used to determine benefit obligations at December 31:
Discount rate	6.00%	5.75%	6.00%	5.75%
Rate of compensation increase	4.50%	4.50%	—	—
Assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	5.75%	6.00%	5.75%	6.00%
Expected long-term return on plan assets	8.50%	8.50%	—	—
Rate of compensation increase	4.50%	4.50%	—	—

At December 31, 2006, the plans’ discount rate increased from 5.75 percent to 6.0 percent, which closely approximates interest rates on high quality, long-term obligations. Effective January 1, 2007, the expected return on plan assets remained at 8.5 percent which is based on historical long-term rates of return on broad equity and bond indices and consideration of the actual annualized rate of return since the Company’s spin-off from ITT in 1994. The Company’s external consultants utilize this information in developing assumptions for returns, risks and correlation of asset classes which is then used to establish the asset allocation ranges.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

20.	EMPLOYEE BENEFIT PLANS (Continued)

The following table sets forth the assumed health care cost trend rates at December 31:

	Postretirement
	2006	2005
Health care cost trend rate assumed for next year	9.00%	9.00%
Rate to which the cost trend rate is assumed to decline (ultimate trend rate)	4.75%	4.75%
Year that the rate reaches the ultimate trend rate	2012	2011

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. The following table shows the effect of a one percentage point change in assumed health care cost trends:

	1 Percent
Effect on:	Increase	Decrease
Total of service and interest cost components	$84	$(73)
Accumulated postretirement benefit obligation	$977	$(857)

Investment of Plan Assets

The Company’s pension plans’ asset allocation at December 31, 2006 and 2005, and target allocation ranges by asset category are as follows:

	Percentage of Plan Assets		Target Allocation Range
Asset Category	2006	2005
Domestic Equity Securities	39.1%	39.9%	40-45%
International Equity Securities	27.3%	27.3%	20-30%
Domestic Fixed Income Securities	25.1%	25.0%	25-30%
International Fixed Income Securities	4.6%	4.3%	4-6%
Real Estate	3.9%	3.5%	2-4%

Total	100%	100%

The Rayonier Pension Fund Trust and Investment Committee and the Finance Committee of the Board of Directors oversee the pension plans’ investment program which is designed to maximize returns and provide sufficient liquidity to meet plan obligations while maintaining acceptable risk levels. The investment approach emphasizes diversification by allocating the plans’ assets among asset categories and selecting investment managers whose various styles will be minimally correlative with each other. Investments within the equity categories may include large capitalization, small capitalization and emerging market securities, while the international fixed income portfolio may include emerging markets debt. Pension assets did not include a direct investment in Rayonier common stock at December 31, 2006 and 2005.

Cash Flows

Expected benefit payments in future years are as follows:

	Pension Benefits	Postretirement Benefits
2007	$11,574	$3,294
2008	$12,358	$3,347
2009	$13,274	$3,300
2010	$14,238	$3,424
2011	$15,118	$3,525
2012 -2016	$90,301	$17,762

The Company anticipates making discretionary pension contributions of approximately $10 million in 2007.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

20.	EMPLOYEE BENEFIT PLANS (Continued)

Defined Contribution Plans

The Company also provides defined contribution plans to all of its hourly and salaried employees. Company contributions charged to expense for these plans were $2.6 million, $2.5 million, and $2.5 million in 2006, 2005 and 2004, respectively. Rayonier Hourly and Salaried Defined Contribution Plans include Rayonier common stock with a fair market value of $73.2 million and $77.7 million at December 31, 2006 and 2005, respectively.

The Company closed enrollment in its pension and postretirement medical plans to salaried employees hired after December 31, 2005. These salaried employees are immediately eligible to participate in the Company’s 401(k) plan and receive an enhanced contribution. Company contributions charged to expense in 2006 related to this enhancement totaled $0.1 million.

21.	QUARTERLY RESULTS FOR 2006 and 2005 (UNAUDITED)

(Thousands of dollars, except per share amounts)	Quarter Ended
	March 31		June 30		Sep. 30		Dec. 31		Total Year
2006
Sales	$277,153		$312,122		$312,029		$328,503		$1,229,807
Operating Income	37,299		58,745	(1)	65,748		67,804	(2)	229,596
Net Income	23,304		42,778	(1)	55,036		55,300	(2)	176,418
Basic EPS	0.31		0.56		0.71		0.72		2.30
Diluted EPS	0.30		0.55		0.70		0.71		2.26
2005*
Sales	$274,972		$290,287		$299,537		$315,912		$1,180,708
Operating Income	47,308		48,902		50,955		72,995	(6)	220,160
Net Income	34,459	(3)	16,876	(4)	75,018	(5)	56,486	(6)	182,839
Basic EPS	0.46		0.22		0.99		0.75		2.42
Diluted EPS	0.45		0.22		0.96		0.73		2.36

*	First quarter 2005 sales and operating income have been restated to exclude the MDF discontinued operation.
(1)	Second quarter 2006 included a $7.8 million pre-tax ($6.5 million after-tax) gain from the sale of a portion of the New Zealand JV.
(2)

Fourth quarter 2006 included a $4.9 million pre-tax gain ($3.1 million after-tax gain) from a property tax settlement and a tax benefit for prior years’ IRS audit settlement and adjustment to deferred taxes of $5.1 million.

(3)	First quarter 2005 included a tax benefit for prior years’ IRS audit settlement of $9.5 million.
(4)	Second quarter 2005 included tax benefit for prior years’ IRS audit settlement of $7.2 million and a loss on discontinued operations of $24.7 million.
(5)

Third quarter 2005 included a tax benefit of $25.8 million associated with the repatriation of foreign earnings; tax benefits and adjustment of accrued interest expense/income of $8.2 million resulting from IRS audit settlements; and a favorable non-operating income adjustment of $5.2 million resulting from an arbitration award.

(6)	Fourth quarter 2005 included a $37.0 million pre-tax ($30.5 million after-tax) gain on the sale of New Zealand timberlands to the JV.

22.	SUBSEQUENT EVENTS (Unaudited)

Forest Fires

During the second quarter of 2007, the Company recorded a $10.1 million charge ($0.13 per share) in its Timber segment’s cost of sales for realized losses and an estimate of probable losses resulting from wildfires on approximately 64,000 acres of the Company’s timberlands in Southeast Georgia and Northeast Florida. The Company’s estimate was based primarily on procedures performed that included aerial surveys as well as sample assessments made at the ground level, but Company personnel were unable to access the entire 64,000 acres at ground level, which generally provides the best estimate of damage. The Company will continue to assess the damage during the balance of the year and believes that additional losses of $1.0 to $3.0 million for timber destroyed by fire are reasonably possible.

RAYONIER INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Dollar amounts in thousands unless otherwise stated)

23.	ISSUANCE OF SENIOR EXCHANGEABLE NOTES AND SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

On October 9, 2007, the Company announced that its wholly-owned subsidiary, Rayonier TRS Holdings Inc., intends to offer $250 million of Senior Exchangeable Notes due 2012 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Rayonier TRS Holdings Inc.’s parent company, Rayonier Inc. will fully and unconditionally guarantee the notes. In connection with this offering, the Company is providing the following condensed consolidating financial information in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered”. Each entity in the consolidating financial information follows the same accounting policies as described in the consolidated financial statements, except for the use of the equity method of accounting to reflect ownership interests in subsidiaries which are eliminated upon consolidation and the allocation of certain expenses of Rayonier Inc., incurred for the benefit of its subsidiaries.

The following condensed consolidating financial information presents the balance sheets as of December 31, 2006 and 2005, and the statements of income and cash flows for each of the three years in the period ended December 31, 2006 for the parent guarantor (Rayonier Inc), the issuer (Rayonier TRS Holdings Inc.), the subsidiary non-guarantors and consolidating adjustments.

CONDENSED CONSOLIDATING BALANCE SHEETS

	As of December 31, 2006

	Rayonier Inc. (Parent Guarantor)	Rayonier TRS Holdings Inc. (Issuer)	Subsidiaries of Rayonier TRS Holdings Inc. (Non- guarantors)	All Other Subsidiaries (Non- guarantors)	Consolidating Adjustments	Total Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$28,551	$-	$13,867	$-	$(2,247)	$40,171
Accounts receivable, less allowance for doubtful accounts	591	-	95,319	4,399	-	100,309
Inventory	-	-	81,220	24	(5,651)	75,593
Other current assets	14,415	-	22,763	4,348	-	41,526
Intercompany interest receivable	-	-	-	1,095	(1,095)	-
Timber assets held for sale	-	-	40,955	-	-	40,955

Total current assets	43,557	-	254,124	9,866	(8,993)	298,554

TIMBER, TIMBERLANDS AND LOGGING ROADS, NET OF DEPLETION AND AMORTIZATION	1,814	-	42,039	1,083,660	-	1,127,513

NET PROPERTY, PLANT AND EQUIPMENT	2,470	-	349,957	1,353	-	353,780

INVESTMENT IN JOINT VENTURE	87,445	-	(26,212)	-	-	61,233

INVESTMENT IN SUBSIDIARIES	874,923	217,878	-	-	(1,092,801)	-

INTERCOMPANY/NOTES RECEIVABLE	10,849	-	-	7,352	(18,201)	-

OTHER ASSETS	18,663	-	371,592	4,381	(272,834)	121,802

TOTAL ASSETS	$1,039,721	$217,878	$991,500	$1,106,612	$(1,392,829)	$1,962,882

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$10,860	$-	$60,738	$4,407	$(2,247)	$73,758
Bank loans and current maturities	-	-	3,550	-	-	3,550
Accrued taxes	1,651	-	10,148	2,566	1,931	16,296
Accrued payroll and benefits	12,404	-	12,394	81	-	24,879
Accrued interest	8,505	-	11,046	-	-	19,551
Accrued customer incentives	-	-	9,494	-	-	9,494
Other current liabilities	4,963	-	14,162	15,985	-	35,110
Payable to parent	-	-	-	2,013	(2,013)	-
Current reserves for dispositions and discontinued operations	-	-	10,699	-	-	10,699

Total current liabilities	38,383	-	132,231	25,052	(2,329)	193,337

DEFERRED INCOME TAXES	1,055	-	5,253	-	(6,308)	-

LONG-TERM DEBT	-	-	447,220	208,227	-	655,447

NON-CURRENT RESERVES FOR DISPOSITIONS AND DISCONTINUED OPERATIONS	-	-	111,817	-	-	111,817

PENSION AND OTHER POSTRETIREMENT BENEFITS	73,511	-	(208)	-	-	73,303

OTHER NON-CURRENT LIABILITIES	10,510	-	1,624	582	-	12,716

INTERCOMPANY PAYABLES	-	-	75,685	-	(75,685)	-

TOTAL LIABILITIES	123,459	-	773,622	233,861	(84,322)	1,046,620

TOTAL SHAREHOLDERS’ EQUITY	916,262	217,878	217,878	872,751	(1,308,507)	916,262

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,039,721	$217,878	$991,500	$1,106,612	$(1,392,829)	$1,962,882

CONDENSED CONSOLIDATING BALANCE SHEETS

	As of December 31, 2005

	Rayonier Inc. (Parent Guarantor)	Rayonier TRS Holdings Inc. (Issuer)	Subsidiaries of Rayonier TRS Holdings Inc. (Non- guarantors)	All Other Subsidiaries (Non- guarantors)	Consolidating Adjustments	Total Consolidated
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$37,220	$-	$104,701	$4,306	$-	$146,227
Accounts receivable, less allowance for doubtful accounts	541	-	82,782	5,055	-	88,378
Inventory	-	-	110,608	21	(25,084)	85,545
Receivable from parent	-	-	-	5,722	(5,722)	-
Other current assets	332	-	29,372	4,244	-	33,948

Total current assets	38,093	-	327,463	19,348	(30,806)	354,098

TIMBER, TIMBERLANDS AND LOGGING ROADS, NET OF DEPLETION AND AMORTIZATION	1,792	-	-	925,227	-	927,019

NET PROPERTY, PLANT AND EQUIPMENT	3,201	-	356,568	1,541	-	361,310

INVESTMENT IN JOINT VENTURE	91,899	-	(10,251)	-	-	81,648

INVESTMENT IN SUBSIDIARIES	827,899	179,144	-	-	(1,007,043)	-

INTERCOMPANY/NOTES RECEIVABLE	-	-	28,755	-	(28,755)	-

OTHER ASSETS	21,204	-	145,652	5,940	(57,807)	114,989

TOTAL ASSETS	$984,088	$179,144	$848,187	$952,056	$(1,124,411)	$1,839,064

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$5,047	$-	$58,665	$2,477	$173	$66,362
Bank loans and current maturities	-	-	3,310	-	-	3,310
Accrued taxes	8,948	-	4,551	2,114	4,021	19,634
Accrued payroll and benefits	11,544	-	11,836	-	-	23,380
Accrued interest	-	-	1,924	-	-	1,924
Accrued customer incentives	-	-	9,087	-	-	9,087
Other current liabilities	6,403	-	14,442	13,279	(173)	33,951
Current reserves for dispositions and discontinued operations	-	-	12,422	-	-	12,422

Total current liabilities	31,942	-	116,237	17,870	4,021	170,070

DEFERRED INCOME TAXES	3,687	-	33,869	-	(12,339)	25,217

LONG-TERM DEBT	-	-	347,770	207,443	-	555,213

NON-CURRENT RESERVES FOR DISPOSITIONS AND DISCONTINUED OPERATIONS	-	-	127,960	-	-	127,960

PENSION AND OTHER POSTRETIREMENT BENEFITS	36,671	-	13,967	-	-	50,638

OTHER NON-CURRENT LIABILITIES	13,154	-	1,526	3,415	-	18,095

INTERCOMPANY PAYABLES	6,763	-	27,714	-	(34,477)	-

TOTAL LIABILITIES	92,217	-	669,043	228,728	(42,795)	947,193

TOTAL SHAREHOLDERS’ EQUITY	891,871	179,144	179,144	723,328	(1,081,616)	891,871

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$984,088	$179,144	$848,187	$952,056	$(1,124,411)	$1,839,064

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	For the Year Ended December 31, 2006

	Rayonier Inc. (Parent Guarantor)	Rayonier TRS Holdings Inc. (Issuer)	Subsidiaries of Rayonier TRS Holdings Inc. (Non-guarantors)	All Other Subsidiaries (Non- guarantors)	Consolidating Adjustments	Total Consolidated

SALES	$2,723	$-	$1,053,846	$357,336	$(184,098)	$1,229,807

Costs and Expenses
Cost of sales	199	-	903,148	96,551	(47,155)	952,743
Selling and general expenses	13,995	-	46,292	3,158	-	63,445
Other operating (income) expense, net	(2,966)	-	2,753	(8,605)	-	(8,818)

	11,228	-	952,193	91,104	(47,155)	1,007,370
Equity in (loss) income of New Zealand joint venture	(1,279)	-	669	-	-	(610)

OPERATING (LOSS) INCOME BEFORE GAIN ON SALE OF NEW ZEALAND TIMBER ASSETS	(9,784)	-	102,322	266,232	(136,943)	221,827
Gain on sale of New Zealand timber assets	-	-	7,769	-	-	7,769

OPERATING (LOSS) INCOME	(9,784)	-	110,091	266,232	(136,943)	229,596
Interest expense	(2,089)	-	(26,935)	(20,157)	276	(48,905)
Interest and miscellaneous income, net	2,400	-	3,975	3,348	(276)	9,447
Equity in income from subsidiaries	181,586	69,106	-	-	(250,692)	-

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	172,113	69,106	87,131	249,423	(387,635)	190,138
Income tax benefit (provision)	4,305	-	(23,360)	-	-	(19,055)

INCOME FROM CONTINUING OPERATIONS	176,418	69,106	63,771	249,423	(387,635)	171,083

DISCONTINUED OPERATIONS, NET
Income on discontinued operations, net of income tax expense of $3,201	-	-	5,335	-	-	5,335

NET INCOME	$176,418	$69,106	$69,106	$249,423	$(387,635)	$176,418

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	For the Year Ended December 31, 2005

	Rayonier Inc. (Parent Guarantor)	Rayonier TRS Holdings Inc. (Issuer)	Subsidiaries of Rayonier TRS Holdings Inc. (Non-guarantors)	All Other Subsidiaries (Non- guarantors)	Consolidating Adjustments	Total Consolidated
SALES	$4,144	$-	$1,005,013	$200,708	$(29,157)	$1,180,708

Costs and Expenses
Cost of sales	(354)	-	881,383	93,878	(32,804)	942,103
Selling and general expenses	13,859	-	47,653	2,891	-	64,403
Other operating income, net	(877)	-	(28)	(9,496)	-	(10,401)

	12,628	-	929,008	87,273	(32,804)	996,105
Equity in loss of New Zealand joint venture	(1,035)	-	(376)	-	-	(1,411)

OPERATING (LOSS) INCOME BEFORE GAIN ON SALE OF NEW ZEALAND TIMBER ASSETS	(9,519)	-	75,629	113,435	3,647	183,192
Gain on sale of New Zealand timber assets	-	-	36,968	-	-	36,968

OPERATING (LOSS) INCOME	(9,519)	-	112,597	113,435	3,647	220,160
Interest expense	(1,143)	-	(27,860)	(18,235)	278	(46,960)
Interest and miscellaneous income, net	1,869	-	14,667	1,389	(278)	17,647
Equity in income from subsidiaries	188,033	87,797	-	-	(275,830)	-

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	179,240	87,797	99,404	96,589	(272,183)	190,847
Income tax benefit	3,599	-	13,349	-	-	16,948

INCOME FROM CONTINUING OPERATIONS	182,839	87,797	112,753	96,589	(272,183)	207,795

DISCONTINUED OPERATIONS, NET
Loss on discontinued operations, net of income tax benefit of $10,459	-	-	(24,956)	-	-	(24,956)

NET INCOME	$182,839	$87,797	$87,797	$96,589	$(272,183)	$182,839

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	For the Year Ended December 31, 2004

	Rayonier Inc. (Parent Guarantor)	Rayonier TRS Holdings Inc. (Issuer)	Subsidiaries of Rayonier TRS Holdings Inc. (Non-guarantors)	All Other Subsidiaries (Non-guarantors)	Consolidating Adjustments	Total Consolidated
SALES	$7,503	$-	$1,001,911	$276,534	$(123,170)	$1,162,778

Costs and Expenses
Cost of sales	896	-	876,563	96,110	(36,530)	937,039
Selling and general expenses	15,436	-	42,486	1,375	-	59,297
Other operating (income) expense, net	(282)	-	420	(6,322)	-	(6,184)

	16,050	-	919,469	91,163	(36,530)	990,152

OPERATING (LOSS) INCOME	(8,547)	-	82,442	185,371	(86,640)	172,626
Interest expense	(835)	-	(21,047)	(46,810)	21,974	(46,718)
Interest and miscellaneous income (expense), net	22,533	-	(553)	500	(21,974)	506
Equity in income from subsidiaries	65,875	13,454	-	-	(79,329)	-

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	79,026	13,454	60,842	139,061	(165,969)	126,414
Income tax benefit (provision)	77,875	-	(44,226)	-	-	33,649

INCOME FROM CONTINUING OPERATIONS	156,901	13,454	16,616	139,061	(165,969)	160,063

DISCONTINUED OPERATIONS, NET
Loss on discontinued operations, net of income tax expense of $196	-	-	(3,162)	-	-	(3,162)

NET INCOME	$156,901	$13,454	$13,454	$139,061	$(165,969)	$156,901

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2006
	Rayonier Inc. (Parent Guarantor)	Rayonier TRS Holdings Inc. (Issuer)	Subsidiaries of Rayonier TRS Holdings Inc. (Non- guarantors)	All Other Subsidiaries (Non- guarantors)	Consolidating Adjustments	Total Consolidated
OPERATING ACTIVITIES
Net income	$176,418	$69,106	$69,106	$249,423	$(387,635)	$176,418
Income from discontinued operations	-	-	(5,335)	-	-	(5,335)
Non-cash items included in income:
Equity in income from investments in subsidiaries	(181,586)	(69,106)	-	-	250,692	-
Depreciation, depletion and amortization	-	-	82,176	57,846	(3,527)	136,495
Non-cash cost of real estate sales	-	-	22,975	2,320	(12,933)	12,362
Non-cash stock-based incentive compensation expense	4,954	-	7,124	-	-	12,078
Gain on sale of New Zealand timber assets	-	-	(7,769)	-	-	(7,769)
Deferred income tax expense (benefit)	12,813	-	(32,113)	-	-	(19,300)
Other	1,279	-	493	-	-	1,772
Dividends from investments in subsidiaries	137,000	37,000	-	-	(174,000)	-
(Increase) decrease in accounts receivable	(50)	-	(12,487)	656	-	(11,881)
Decrease in inventory	-	-	2,742	-	-	2,742
Increase in accounts payable	5,813	-	5,440	2,343	(2,247)	11,349
(Increase) decrease in current timber purchase agreements and other current assets	(14,083)	-	9,085	(106)	-	(5,104)
(Decrease) increase in accrued liabilities	(2,667)	-	8,164	1,466	-	6,963
Increase (decrease) in other non-current liabilities	1,284	-	72	(276)	-	1,080
(Increase) decrease in non-current timber purchase agreements and other assets	(6,815)	-	(142,570)	829	153,403	4,847
Change in intercompany accounts	(9,357)	-	2,892	6,465	-	-
Expenditures for dispositions and discontinued operations	-	-	(9,789)	-	-	(9,789)

CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS	125,003	37,000	206	320,966	(176,247)	306,928

INVESTING ACTIVITIES
Capital expenditures		-	(73,940)	(31,522)	-	(105,462)
Purchase of timberlands	-	-	(82,741)	(195,037)	-	(277,778)
Purchase of real estate	-	-	(21,101)	-	-	(21,101)
Proceeds from the sale of New Zealand timberlands	-	-	21,770	-	-	21,770
Decrease in restricted cash	-	-	-	1,287	-	1,287
Other	-	-	(3,909)	-	-	(3,909)

CASH USED FOR INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	-	-	(159,921)	(225,272)	-	(385,193)

FINANCING ACTIVITIES
Issuance of debt	-	-	115,000	143,000	-	258,000
Repayment of debt	-	-	(15,310)	(143,000)	-	(158,310)
Issuance of common shares	10,771	-	-	-	-	10,771
Excess tax benefits on stock based compensation	-	-	4,143	-	-	4,143
Dividends paid	(143,883)	-	-	-	-	(143,883)
Repurchase of common shares and cash in lieu of fractional shares	(560)	-	-	-	-	(560)
Distributions to Parent	-	(37,000)	(37,000)	(100,000)	174,000	-

CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS	(133,672)	(37,000)	66,833	(100,000)	174,000	(29,839)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	-	-	2,048	-	-	2,048

CASH AND CASH EQUIVALENTS
Decrease in cash and cash equivalents	(8,669)	-	(90,834)	(4,306)	(2,247)	(106,056)
Balance, beginning of year	37,220	-	104,701	4,306	-	146,227

Balance, end of year	$28,551	$-	$13,867	$-	$(2,247)	$40,171

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2005
	Rayonier Inc. (Parent Guarantor)	Rayonier TRS Holdings Inc. (Issuer)	Subsidiaries of Rayonier TRS Holdings Inc. (Non- guarantor)	All Other Subsidiaries (Non- guarantors)	Consolidating Adjustments	Total Consolidated
OPERATING ACTIVITIES
Net income	$182,839	$87,797	$87,797	$96,589	$(272,183)	$182,839
Loss from discontinued operations	-	-	24,956	-	-	24,956
Non-cash items included in income:
Equity in income from investments in subsidiaries	(188,033)	(87,797)	-	-	275,830	-
Depreciation, depletion and amortization	-	-	88,440	58,948	-	147,388
Non-cash cost of real estate sales	-	-	13,057	2,040	(3,252)	11,845
Non-cash stock-based incentive compensation expense	4,791	-	6,895	-	-	11,686
Gain on sale of New Zealand timber assets	-	-	(36,968)	-	-	(36,968)
Deferred income tax benefit	(4,054)	-	(43,538)	-	-	(47,592)
Other	1,035	-	(2,413)	-	-	(1,378)
Dividends from investments in subsidiaries	157,000	37,000	-	-	(194,000)	-
Increase in accounts receivable	(492)	-	(243)	(687)	-	(1,422)
Increase in inventory	-	-	(9,624)	-	-	(9,624)
Increase (decrease) in accounts payable	1,529	-	(2,525)	27	-	(969)
Decrease in current timber purchase agreements and other current assets	2,781	-	3,148	1,248	-	7,177
Decrease in accrued liabilities	(9,160)	-	(6,172)	(133)	-	(15,465)
Increase (decrease) in other non-current liabilities	1,484	-	(879)	86	-	691
Decrease (increase) in non-current timber purchase agreements and other assets	8,808	-	(17,553)	(1,182)	(395)	(10,322)
Change in intercompany accounts	29,688	-	(33,958)	4,270	-	-
Expenditures for dispositions and discontinued operations	-	-	(8,697)	-	-	(8,697)

CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS	188,216	37,000	61,723	161,206	(194,000)	254,145

CASH PROVIDED BY OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS	-	-	7,762	-	-	7,762

INVESTING ACTIVITIES
Capital expenditures	-	-	(55,563)	(29,698)	-	(85,261)
Purchase of timberlands	-	-	-	(23,527)	-	(23,527)
Proceeds from the sale of NZ timberlands	-	-	186,771	-	-	186,771
Investment in NZ joint venture	(95,799)	-	(26,131)	-	-	(121,930)
Proceeds from the sale of other assets	-	-	13,054	-	-	13,054
Decrease in restricted cash	-	-	-	3,297	-	3,297
Other	-	-	3,853	-	-	3,853

CASH (USED FOR) PROVIDED BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	(95,799)	-	121,984	(49,928)	-	(23,743)

CASH PROVIDED BY INVESTING ACTIVITIES FROM DISCONTINUED OPERATIONS	-	-	39,600	-	-	39,600

FINANCING ACTIVITIES
Issuance of debt	-	-	95,000	55,000	-	150,000
Repayment of debt	-	-	(193,575)	(55,000)	-	(248,575)
Dividends paid	(129,249)	-	-	-	-	(129,249)
Issuance of common shares	15,121	-	-	-	-	15,121
Payment on forward currency contract	(2,506)	-	-	-	-	(2,506)
Repurchase of common shares and cash in lieu of fractional shares	(356)	-	-	-	-	(356)
Distributions to Parent	-	(37,000)	(37,000)	(120,000)	194,000	-

CASH USED FOR FINANCING ACTIVITIES FROM CONTINUING OPERATIONS	(116,990)	(37,000)	(135,575)	(120,000)	194,000	(215,565)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	-	-	(89)	-	-	(89)

CASH AND CASH EQUIVALENTS
(Decrease) increase in cash and cash equivalents	(24,573)	-	95,405	(8,722)	-	62,110
Balance, beginning of year	61,793	-	9,296	13,028	-	84,117

Balance, end of year	$37,220	$-	$104,701	$4,306	$-	$146,227

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2004
	Rayonier Inc. (Parent Guarantor)	Rayonier TRS Holdings Inc. (Issuer)	Subsidiaries of Rayonier TRS Holdings Inc. (Non- guarantors)	All Other Subsidiaries (Non- guarantors)	Consolidating Adjustments	Total Consolidated
OPERATING ACTIVITIES
Net income	$156,901	$13,454	$13,454	$139,061	$(165,969)	$156,901
Loss from discontinued operations	-	-	3,162	-		3,162
Non-cash items included in income:
Equity in income from investments in subsidiaries	(65,875)	(13,454)	-	-	79,329	-
Depreciation, depletion and amortization	-	-	95,957	59,150	(8,649)	146,458
Deferred income tax (benefit) expense	(77,875)	-	25,412	-	-	(52,463)
Non-cash cost of real estate sales	-	-	10,607	5,051	(4,652)	11,006
Non-cash stock-based incentive compensation expense	2,072	-	6,903	-	-	8,975
Dividends from investments in subsidiaries	119,100	11,000	-	-	(130,100)	-
Decrease (increase) in accounts receivable	1,923	-	(2,478)	2,624	-	2,069
Decrease (increase) in inventory	-	-	2,706	(931)	-	1,775
Increase (decrease) in accounts payable	2,131	-	7,294	(3,757)	-	5,668
Decrease (increase) in current timber purchase agreements and other current assets	13,701	-	(2,208)	(3,249)	-	8,244
Increase (decrease) in accrued liabilities	15,746	-	(17,542)	18,986	-	17,190
(Decrease) increase in other non-current liabilities	(8,013)	-	9,944	142	-	2,073
(Increase) decrease in non-current timber purchase agreements and other assets	(6,210)	-	(104,799)	135	99,941	(10,933)
Change in intercompany accounts	(11,414)	-	(5,491)	16,905	-	-
Expenditures for dispositions and discontinued operations	-	-	(7,801)	-	-	(7,801)

CASH PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS	142,187	11,000	35,120	234,117	(130,100)	292,324

CASH PROVIDED BY OPERATING ACTIVITIES FROM DISCONTINUED OPERATIONS	-	-	3,104	-	-	3,104

INVESTING ACTIVITIES
Capital expenditures	-	-	(61,031)	(26,639)	-	(87,670)
Purchase of timberlands	-	-	-	(89,264)	-	(89,264)
Increase in restricted cash	-	-	-	(2,212)	-	(2,212)

CASH USED FOR INVESTING ACTIVITIES FROM CONTINUING OPERATIONS	-	-	(61,031)	(118,115)	-	(179,146)

CASH USED FOR INVESTING ACTIVITIES FROM DISCONTINUED OPERATIONS	-	-	(1,639)	-	-	(1,639)

FINANCING ACTIVITIES
Issuance of debt	-	-	110,000	78,000	-	188,000
Repayment of debt	-	-	(68,545)	(78,000)	-	(146,545)
Dividends paid	(111,197)	-	-	-	-	(111,197)
Issuance of common shares	17,743	-	-	-	-	17,743
Distributions to Parent	-	(11,000)	(11,000)	(108,100)	130,100	-

CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS	(93,454)	(11,000)	30,455	(108,100)	130,100	(51,999)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	-	-	76	-	-	76

CASH AND CASH EQUIVALENTS
Increase (decrease) in cash and cash equivalents	48,733	-	6,085	7,902	-	62,720
Balance, beginning of year	13,060	-	3,211	5,126	-	21,397

Balance, end of year	$61,793	$-	$9,296	$13,028	$-	$84,117